Exhibit 10.2

AMENDMENT TO OFFICE LEASE

This Amendment to Office Lease (this “Amendment”) is made and entered into as of September 1, 2015 (the “Start Date”), by and between Scholle Development SPE I, LLC, a Delaware limited liability company (as successor to Scholle Jamboree Property Development I, LLC, a California limited liability company) (“Landlord”), and Impac Funding Corporation, a California corporation (“Tenant”) (Landlord and Tenant are sometimes hereinafter collectively called the “Parties” and individually a “Party”).

RECITALS

A.                                    Landlord and Tenant are parties to that certain Office Lease (Building II) dated March 1, 2005, as amended by letter agreements dated March 31, 2006, August 18, 2006, September 18, 2006 and October 10, 2006 (collectively, the “Lease”) covering certain premises located at 19500 Jamboree Road, Irvine, CA 92612-2457, currently known as “Building 3” (although sometimes referred to in the Lease as “Building II”), consisting of the basement space plus floors one (1) through seven (7), containing an agreed 210,280 rentable square feet (“RSF”), as more particularly described in the Lease (the “Original Premises”).

B.                                    The Term of the Lease is scheduled to expire on September 30, 2016 (the “Scheduled Expiration Date”).  Landlord and Tenant desire to have Tenant surrender to Landlord (i) on the Scheduled Expiration Date, that portion of the Original Premises consisting of the sixth floor (30,039 RSF) (the “Sixth Floor Premises”), the fifth floor (30,039 RSF) (the “Fifth Floor Premises”), the third floor (30,039 RSF) (the “Third Floor Premises”, and collectively with the Sixth Floor Premises and the Fifth Floor Premises, the “3-5-6 Floor Premises”), and (ii) on the First Floor Surrender Date (as hereinafter defined), that portion of the Original Premises consisting of the first floor (29,240 RSF) (the “First Floor Premises” and, collectively with the 3-5-6 Floor Premises, the “Give Back Premises”).

C.                                    Landlord and Tenant also desire to extend the Term of the Lease as to the remaining portion of the Original Premises (i.e., not including the Give Back Premises), consisting of the seventh floor (26,721 RSF) (the “Seventh Floor Premises”), the fourth floor (30,039 RSF) (the “Fourth Floor Premises”), the second floor (33,614 RSF) (the “Second Floor Premises”) and the basement (549 RSF) (the “Basement Premises” and, collectively with the Seventh Floor Premises, the Fourth Floor Premises and the Second Floor Premises, the “2-4-7 Floor Premises”), all on the terms and conditions hereinafter set forth.

D.                                    Landlord and Tenant also desire to (i) modify the rent, (ii) amend various other provisions of the Lease, and (iii) resolve certain disputes that have arisen between Landlord and Tenant with respect to the Lease, all on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound legally hereby, Landlord and Tenant hereby agree as follows (initially capitalized terms used and not otherwise defined in this Amendment shall have the meaning given in the Lease):

1.                                      Effective Date.  This Amendment shall be effective upon the date (the “Effective Date”) that is the latest to occur of (i) final execution and delivery of this Amendment by Landlord and Tenant (the “Execution Date”), and (ii) Landlord’s notice to Tenant that Landlord has received the Lender’s Consent as described in Section 19(l) below.

2.                                      Extension of Term.  The Term of the Lease is hereby extended as to the 2-4-7 Floor Premises to August 31, 2024 (the “New Termination Date”).  The period from the Start Date through the New Termination Date is hereinafter referred to as the “Extended Term” (notwithstanding that the Lease Term is currently scheduled to expire on September 30, 2016 or that the Effective Date will occur after the Start Date).  The Extended Term is subject to renewal in accordance with Section 10, below.

3.                                      Surrender of Give Back Premises.

(a)                                 Surrender of 3-5-6 Floor Premises.  Immediately upon the Scheduled Expiration Date (sometimes hereinafter referred to as the “3-5-6 Floor Surrender Date”), (i) the Lease shall terminate as to the 3-5-6 Floor Premises (provided, however, that any indemnification obligations and other obligations of Landlord and Tenant under the Lease regarding the 3-5-6 Floor Premises that expressly survive the termination of the Lease shall survive the termination of the Lease as to the 3-5-6 Floor Premises), (ii) Tenant shall surrender and deliver possession of the 3-5-6 Floor Premises to Landlord and deliver to Landlord all keys, card keys and parking passes/cards relating to the 3-5-6 Floor Premises that are in Tenant’s possession or control, (iii) Tenant shall no longer have the right to possession of the 3-5-6 Floor Premises or to have access to the 3-5-6 Floor Premises or the parking passes/spaces relating thereto, and (iv) the term “Premises” as used in the Lease shall thereafter not include the 3-5-6 Floor Premises.

(b)                                 Rent Adjustments As To 3-5-6 Floor Premises.  Until the 3-5-6 Scheduled Expiration Date, the Lease shall remain in full force and effect as to the 3-5-6 Floor Premises; provided, however, that from and after the Effective Date, Tenant shall pay adjusted Base Rent, Operating Expenses and Tax Expenses with respect to the 3-5-6 Floor Premises in accordance with Section 6 of this Amendment.

(c)                                  CPS Sublease and Edwards Sublease.  Landlord and Tenant acknowledge that (i) the Sixth Floor Premises and the Fifth Floor Premises and portions of the Second Floor Premises are currently subleased by Tenant to Consumer Portfolio Services, Inc., a California corporation (“CPS”) pursuant to that certain Sublease Agreement between Tenant and CPS dated November 11, 2008 (as amended by Reinstatement of and Amendment No. 1 to Sublease dated as of November 21, 2008 and Second Amendment of Sublease dated as of July 8, 2009, the “CPS Sublease”), which is scheduled to expire on the Scheduled Expiration Date, and (ii) the Third Floor Premises and portions of the Second Floor Premises are currently subleased by Tenant to Edwards Lifesciences, LLC, a Delaware limited liability company (“Edwards”), pursuant to that certain Sublease Agreement between Tenant and Edwards dated August 1, 2014 (the “Edwards Sublease” and, collectively with the CPS Sublease, the “CPS/Edwards Subleases”), which is scheduled to expire on August 1, 2016.  The CPS/Edwards Subleases shall continue as subleases between Tenant and CPS/Edwards, as applicable, through their scheduled expiration or sooner termination; provided, however, that Tenant shall not modify or amend the CPS/Edwards Subleases without Landlord’s prior written consent, except as otherwise provided in Section 3(g) below.  Landlord has entered into a direct lease with CPS for the 3-5-6 Floor Premises, portions of which are currently occupied by CPS and Edwards, which direct lease will become effective immediately upon the scheduled expiration of the CPS Sublease; therefore, Tenant shall have no responsibility, liability or obligation, and Landlord hereby releases Tenant from any such responsibility, liability or obligation, to pay any holdover rent which may accrue under the Lease (or to pay any damages which Landlord may suffer) as a result of either CPS or Edwards holding over in the 3-5-6 Floor Premises under the CPS/Edwards Subleases; provided, however, that Tenant shall promptly at Landlord’s request assign to Landlord all of Tenant’s rights, claims and causes of action that Tenant may have against Edwards under the Edwards Sublease with respect to holdover rent and damages arising from or relating to Edwards holding over in the Third Floor Premises following the expiration or sooner termination of the Edwards Sublease (and to the extent that such rights, claims and causes of action are derivative of Tenant’s obligations under the Master Lease, the release of Tenant herein shall not apply to any such derivative claims, but Landlord shall not seek recovery against Tenant for such amounts and, instead, shall look solely to Edwards for such recovery); provided, further, that Landlord shall indemnify, defend, protect and hold harmless Tenant from and against any claims and causes of action that Edwards may bring against Tenant as a result of Landlord’s exercise of any such assigned rights, claims and causes of action against Edwards, except to the extent arising from Tenant’s default under the Edwards Sublease.

(d)                                 No Restoration.  Because the 3-5-6 Floor Premises will after the 3-5-6 Floor Surrender Date be occupied by CPS under a direct lease between Landlord and CPS, Tenant shall have no obligation or right to make or remove any tenant improvements or alterations with respect to the 3-5-6 Floor Premises before or after the 3-5-6 Floor Surrender Date, or, subject to Section 3(e) below with respect to the Third Floor Premises, any obligation to repair or restore any portions of the 3-5-6 Floor Premises, notwithstanding any of the surrender provisions of the Lease to the contrary; provided, however, that (i) Tenant shall remain responsible to repair any damage caused to any portion of the 3-5-6 Floor Premises caused by Tenant or its agents, employees or contractors; and (ii) if Edwards damages any portion of the Third Floor Premises under the Edwards Sublease, Edwards shall remain responsible to repair such damage and Tenant shall promptly at Landlord’s request assign to Landlord all of Tenant’s rights, claims and causes of action that Tenant may have against Edwards under the Edwards Sublease with respect thereto (provided, however, that Landlord shall indemnify, defend, protect and hold harmless Tenant from and against any claims and causes of action that Edwards may bring against Tenant as a result of Landlord’s exercise of any such assigned rights, claims and causes of action against Edwards, except to the extent arising from Tenant’s default under the Edwards Sublease); and (iii) on or before the 3-5-6 Floor Surrender Date, Tenant shall remove its security and communications systems and cabling from the 3-5-6 Floor Premises and repair any damage resulting therefrom; provided, however, that to the extent that CPS requests in writing prior to the 3-5-6 Floor Surrender Date for some or all of the security and communications systems and cabling to remain in the 3-5-6 Floor Premises, Tenant shall leave such systems and cabling in place and the same shall be deemed abandoned and become the property of Landlord (or, at Landlord’s election, of CPS).

(e)                                  Personal Property.  Tenant represents and warrants to Landlord that it will transfer, upon the expiration of the CPS Sublease pursuant to the terms thereof, to CPS all of Tenant’s right, title and interest in and to all of the furniture, equipment and other personal property that is presently located in the Sixth Floor Premises and Fifth Floor Premises.  Accordingly, there is no personal property in the Sixth Floor Premises or Fifth Floor Premises that Tenant must remove under the terms of the Lease or this Amendment.  Tenant does, however, own some or all of the furniture, equipment and other personal property located in the Third Floor Premises (the “Third Floor FF&E”), which Tenant is currently permitting Edwards to use, for no additional consideration, under the terms of the Edwards Sublease.  Tenant shall continue to permit Edwards to use the Third Floor FF&E through the expiration or earlier termination of the Edwards Sublease.  Within five (5) business days after Edwards vacates the Third Floor Premises, Tenant shall promptly remove all of the Third Floor FF&E and repair any damage resulting therefrom (failing which Landlord, at Tenant’s sole cost and expense, shall be entitled, but not obligated, to remove and store the Third Floor FF&E and repair any damage resulting therefrom), Tenant shall pay Landlord, upon demand, the actual expenses and storage charges incurred by Landlord in connection therewith plus a 10% adminstrative fee.  Landlord shall in no event have any liability or responsibility with respect to the Third Floor FF&E.

(f)                                   DLJ Sublease; Early Termination Rights.  The Parties acknowledge that the Sublease Agreement between Tenant and DLJ Financial, Inc., a California corporation (“DLJ”), dated January 1, 2013, covering a portion of the Second Floor Premises (the “DLJ Sublease”) is scheduled to expire on March 31, 2016 and that the Edwards Sublease (which includes a portion of the Second Floor Premises) is scheduled to expire on August 31, 2016.  Tenant shall be entitled to enter into an agreement with DLJ to terminate the DLJ Sublease and/or with Edwards to terminate the Edwards Sublease, prior to their applicable scheduled expiration date, but Tenant shall not otherwise modify the Edwards Sublease or the DLJ Sublease without Landlord’s prior written consent, and such termination shall not limit any of Tenant’s obligations under this Amendment.  Tenant shall use commercially reasonably efforts (including, without limitation, eviction proceedings if reasonably necessary) to cause DLJ to vacate the Second Floor Premises immediately upon expiration or sooner termination of the DLJ Sublease and to cause Edwards to vacate the Third Floor Premises and the Second Floor Premises immediately upon expiration or sooner termination of the Edwards Sublease.

(g)                                  CPS Data Center.  The Parties acknowledge that under the CPS Sublease, Tenant granted to CPS the the right to install and use a data center and related facilities within the Second Floor Premises (the “CPS Data Center”).  Tenant shall cooperate with CPS and Landlord in a commercially reasonable manner to enable and facilitate relocation of the CPS Data Center off of the Second Floor Premises at such time as CPS elects, at its discretion, to relocate the CPS Data Center; provided, however, that the foregoing shall not limit any of CPS’s or Tenant’s rights or obligations under the CPS Sublease with respect to the CPS Data Center.

4.                                      Surrender of First Floor Premises.

(a)                                 Surrender of Possession.  Tenant shall vacate, surrender and deliver possession of the First Floor Premises to Landlord in broom clean condition, vacant and free of any occupancies or subleases, with all furniture, equipment (including, without limitation, all Café equipment) and other personal property removed, and all damage resulting therefrom repaired, on the later of (i) January 1, 2016, or (ii) sixty (60) days after the Effective Date (the “First Floor Surrender Date”).  On the First Floor Surrender Date, the Lease shall terminate as to the First Floor Premises (provided, however, that any indemnification obligations and other obligations of Landlord and Tenant under the Lease regarding the First Floor Premises that expressly survive the termination of the Lease shall survive the termination of the Lease as to the First Floor Premises), (ii) Tenant shall surrender and deliver possession of the First Floor Premises to Landlord and deliver to Landlord all keys, card keys and parking passes/cards relating to the First Floor Premises that are in Tenant’s possession or control, (iii) Tenant shall no longer have the right to possession of the First Floor Premises or to have access to the First Floor Premises (except for those portions of the First Floor Premises that become Building Common Area as described in Section 7, below) or the parking passes/spaces relating thereto, and (iv) the term “Premises” as used in the Lease shall thereafter not include the First Floor Premises.

(b)                                 Rent Adjustments As To First Floor Premises.  Prior to the First Floor Surrender Date, the Lease shall remain in full force and effect as to the First Floor Premises and Tenant shall pay all Base Rent and, subject to Section 6(e), below, all Operating Expenses, Real Property Taxes and other amounts payable by Tenant under the existing Lease with respect to the First Floor Premises for periods accruing prior to the First Floor Surrender Date.

(c)                                  No Other Subleases.  Tenant represents and warrants to Landlord that (i) Tenant has terminated the Sublease Agreement between Tenant and Portfolio 360, Inc., a California corporation, dated January 7, 2012, affecting a portion of the First Floor Premises, and (ii) as of the Execution Date, there are no subleases or amendments to any subleases or any other use or occupancy agreements of or affecting any of the Original Premises other than the CPS/Edwards Subleases and the DLJ Sublease.

5.                                      Basement Premises.  Tenant shall retain the Basement Premises during the Extended Term; provided, however, that the monthly Base Rent for the Basement Premises, from and after the Effective Date (but retroactively adjusted to the Start Date in the same manner as described in Section 6 below for the 2-4-7 Floor Premises), shall be equal to fifty percent (50%) of the monthly Base Rent (on a per RSF basis) payable from time to time for the remainder of the 2-4-7 Floor Premises.  Prior to the Effective Date, the Lease shall remain in full force and effect as to the Basement Premises and Tenant shall pay all Base Rent, Operating Expenses, Real Property Taxes and other amounts payable by Tenant under the Lease, as amended by this Amendment, with respect to the Basement Premises for periods accruing prior to the Effective Date.  The Parties acknowledge that Tenant has requested the ability to convert the Basement Premises to reserved parking spaces for Tenant (at the same monthly Base Rent as provided above, based on 549 RSF, and not at the reserved parking rates set forth elsewhere in this Amendment).  Landlord will consider such request within a reasonable time following the Execution Date and shall not unreasonably withhold its consent to such request; provided, however, it shall be considered reasonable for Landlord to withhold its consent if such conversion is not permitted by applicable law or would impose any additional obligations on Landlord (other than the issuance of additional Parking Passes for such area).  If Landlord grants its consent and Tenant converts the Basement Premises to reserved parking, such conversion shall be governed by the alterations provisions of the Lease.

6.                                      Rent.

(a)                                 Base Rent For First Floor Premises.  Base Rent for the First Floor Premises shall remain as set forth in the existing Lease until such time as the Lease has been terminated as to First Floor Premises as provided in Section 4 above.

(b)                                 Base Rent For 3-5-6 Floor Premises.  Base Rent for the 3-5-6 Floor Premises shall remain as set forth in the existing Lease until the Effective Date.  Upon the Effective Date, Base Rent for 3-5-6 Floor Premises shall be retroactively adjusted to commence as of the Start Date, and shall continue until such time as the Lease has been terminated as to the 3-5-6 Floor Premises as provided in Section 3 above, as set forth in the following schedule (the “3-5-6 Base Rent Schedule):

Applicable Portion of 3-5-6 Floor Premises	Monthly Rate Per Rentable Square Foot	Rentable Square Footage	Monthly Base Rent
Third Floor Premises	$2.00	30,039	$60,078
Fifth Floor Premises	$2.50	30,039	$75,097.50
Sixth Floor Premises	$2.50	30,039	$75,097.50
			Monthly Total
			$210,273

(c)                                  Base Rent During Extended Term For 2-4-7 Floor Premises.  Subject to the later provisions hereof, Base Rent for the 2-4-7 Floor Premises (not including the Basement Premises, as to which Base Rent shall be payable in accordance with Section 5 above) during the Extended Term shall be as set forth in the following schedule (the “2-4-7 Base Rent Schedule”):

Months of ExtendedTerm	Monthly Rate Per Rentable Square Foot	Rentable Square Footage*	Monthly Base Rent*
1 – 12	$2.60	90,374	$234,972
13 – 24	$2.68	90,374	$242,202
25 – 36	$2.76	90,374	$249,432
37 – 48	$2.84	90,374	$256,662
49 – 60	$2.93	90,374	$264,796
61 – 72	$3.01	90,374	$272,026
73 – 84	$3.10	90,374	$280,159
85 – 96	$3.20	90,374	$289,197
97 – New Termination Date	$3.29	90,374	$297,330

*Subject to adjustment pursuant to Section 5 above and Sections 7, 10, 11 and 12 below.

(d)                                 Potential Base Rent Credits.

(i)                                     Base Rent Excess.  Upon the Effective Date, the 3-5-6 Base Rent set forth in the 3-5-6 Base Rent Schedule shall be retroactively adjusted to commence as of the Start Date (i.e., September 1, 2015).  Month 1 in the 2-4-7 Base Rent Schedule above commences on the Start Date, which will become effective on the Effective Date.  Prior to the Effective Date Tenant shall pay Base Rent to Landlord for the entire Original Premises under the terms of the existing Lease; however, to the extent such payments cover month(s) (or partial month(s), as the case may be) following the Start Date, the portion of such payments attributable to the 3-5-6 Floor Premises and the 2-4-7 Floor Premises for such month(s) (or partial month(s), as the case may be) will be in excess of the amounts required to be paid for such month(s) (or partial month(s), as the case may be) with respect to the 3-5-6 Floor Premises and 2-4-7 Floor Premises under this Amendment once the Effective Date occurs.  Accordingly, upon the Effective Date, Landlord shall credit Tenant an amount equal to such excess amount paid by Tenant with respect to the 3-5-6 Floor Premises and 2-4-7 Floor Premises against Base Rent next coming due under the Lease, as amended by this Amendment.  By way of example only, assuming that the Effective Date occurs on December 1, 2015, then Tenant should already have paid Landlord Base Rent for the 3-5-6 Floor Premises and the 2-4-7 Premises for September, October and November 2015 of $561,224 per month ($3.10 times 181,040 RSF), for a total of $1,683,672, whereas the retroactively adjusted Base Rent (as of the Start Date) for the 3-5-6 Floor Premises and the 2-4-7 Floor Premises pursuant to this Amendment for such months would be $445,958.70 per month (per the 3-5-6 Base Rent Schedule and the 2-4-7 Base Rent Schedule, plus $713.70 Basement Premises Base Rent), for a total of $1,337,876.10, entitling Tenant to a credit against Base Rent next coming due of $345,795.90.

(ii)                                  Second Floor Premises Base Rent.  If Tenant elects, pursuant to Section 9 below, to construct substantial Tenant Improvements (as defined in the Work Letter described in Section 9 below) in the Second Floor Premises and if (A) Tenant commences and diligently proceeds to construct (or cause to be constructed) such Tenant Improvements within not less than 50% of the RSF of the Second Floor Premises during the time that Tenant continues to occupy and pay rent on the First Floor Premises, and (B) Tenant surrenders the First Floor Premises to Landlord in accordance with Section 4(a), above, then Landlord shall credit Tenant in an amount of up to three (3) months of the Base Rent that Tenant has paid Landlord during such construction for that portion (based on RSF) of the Second Floor Premises in which the Tenant Improvements were constructed, which portion shall be determined based on the approved working drawings for such Tenant Improvements.  The term “construction” as used in the preceding sentence shall also include the period of time, not to exceed 2 weeks, during which Tenant is installing its furniture, fixtures and equipment in the portion of the Second Floor Premises in which Tenant has completed Tenant Improvements pursuant hereto.  Any Base Rent credit to which Tenant may become entitled under this Section 6(d)(ii) shall be applied against Base Rent next coming due after the substantial completion of the Second Floor Tenant Improvements.

(e)                                  Tenant’s Share; Base Years.

(i)                                     Tenant’s Share.  “Tenant’s Share” of Operating Expenses and Tax Expenses under the Lease shall be and remain the percentage determined by dividing the RSF of the Premises, as the same is consituted from time to time (i.e., as the same is or may be reduced, expanded or contracted from time to time pursuant to Sections 3, 4, 5, 7(b), 10, 11 and 12 of this Amendment) by the RSF of the Building.

(ii)                                  Base Year.  Section 1.12 of the Lease is hereby modified to provide that from and after the first day of the calendar month following the Effective Date (the “Direct Expenses Adjustment Date”):  (A) the “Base Year” under the Lease for the First Floor Premises and the 2-4-7 Floor Premises shall be calendar year 2015, (B) the “Base Year” under the Lease for the Third Floor Premises shall be calendar year 2016, and (C) the “Base Year” under the Lease for the Fifth Floor Premises and Sixth Floor Premises shall be calendar year 2009.  Notwithstanding the foregoing or anything in the Lease to the contrary, in no event shall Tenant be obligated to pay Tenant’s Share of Direct Expenses for the First Floor Premises or the 2-4-7 Floor Premises for any period following the Direct Expenses Adjustment Date and prior to the commencement of the 13th calendar month following the Direct Expenses Adjustment Date, the Parties’ intent being that Tenant shall have 365 days following the Direct Expenses Adjustment Date free of pass-throughs of Direct Expenses for the First Floor Premises and the 2-4-7 Floor Premises.

(iii)                               Direct Expenses Prior to Direct Expenses Adjustment Date.  Tenant shall remain obligated to pay Direct Expenses on the entire Original Premises under the terms of the existing Lease for all periods prior to the Direct Expenses Adjustment Date.  In consideration of Landlord’s concessions regarding the Base Year and the First Floor Premises described in Section 6(c)(ii) above, Landlord shall not be required to refund to Tenant any portion of Tenant’s payment of Direct Expenses for the Premises or any portion thereof applicable to time periods prior to the Direct Expenses Adjustment Date even though a portion of such payment might otherwise be refundable due to the provisions of Section 6(c)(ii) above.

(iv)                              Reconciliation Matters.  Notwithstanding anything contained herein or in the Lease to the contrary, the rights and obligations of the Parties set forth in the Lease with respect to the audit or year-end reconciliation of Operating Expenses and Tax Expenses shall apply only with respect to Operating Expenses and Tax Expenses paid or payable from and after January 1, 2015, the intent of the Parties being that neither Party may audit or seek payment or refund any Operating Expenses or Tax Expenses for time periods prior to 2015.  Both Parties shall, however, retain their audit and year-end reconciliation rights and obligations with respect to Operating Expenses and Tax Expenses paid or payable under the Lease, as amended by this Amendment (including, without limitation, the provisions of Section 6(c)(iii) above), from and after January 1, 2015.

(f)                                   Statement of Adjustments.  Within thirty (30) days after the Effective Date, Landlord shall provide to Tenant, for Tenant’s review and approval in its reasonable discretion, a statement calculating the rent credits due to Tenant pursuant to Sections 6(d) and 6(e)(ii) above, which statement shall be in sufficient detail so that Tenant can confirm the calculations.

7.                                      Multi-Tenanting of Building; Measurement.

(a)                                 Multi-Tenanting.  Tenant acknowledges and agrees that Landlord intends and shall have the right after the First Floor Surrender Date to make alterations and modifications to the Building as Landlord may deem advisable to make the Building suitable for multi-tenant leasing and occupancy.  In connection therewith, from and after the First Floor Surrender Date, Landlord shall have the right to formally convert certain portions of the Building previously used or held for use exclusively by Tenant and/or its subtenants that are generally considered building common areas in standard multi-tenant office buildings (e.g., certain corridors, entrances, stairways and stairwells, restrooms, elevators, loading areas and electrical rooms, first floor entry corridors and first floor elevator lobby), into Building Common Area for use by all of the tenants at the Building similar to other multi-tenant buildings in the Project.  In connection therewith, the provisions of Section 2.1 of the Lease shall, effective as of the First Floor Surrender Date, be replaced with the following:

“2.1                         Grant of Tenancy; Common Areas.  Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to the use or benefit of the Common Areas subject to the terms of this Lease with respect thereto.  “Common Areas” means all areas, space, equipment, fixtures, facilities, service structures and improvements now or hereafter located outside the Premises and within the exterior boundary line of the Project provided or designated by Landlord from time to time for the common or joint use, convenience or benefit of Landlord, tenants, their employees, agents, servants, suppliers, customers and other invitees; provided, however, that Tenant acknowledges that certain Common Areas may be designated for the exclusive use of Landlord or its designees or one or more particular tenants of the Project as long as such designation does not materially, adversely affect Tenant’s use of the Premises for the Permitted Use or Tenant’s ingress to or egress from the Project or the Premises or the Project Parking Facilities serving the same.  The Building Common Areas shall generally consist of the common lobbies, atriums, corridors, entrances, stairways and stairwells, restrooms, elevators and, except on single tenant floors, elevator foyers, loading, unloading and trash areas and other similar areas serving the Building, and common walkways and driveways necessary for access to the Building, and the subterranean automobile parking areas of the Building, if any, designated from time to time by Landlord for use by Tenant and other tenants of the Building.  The Project Common Areas shall generally consist of streets, driveways, retaining walls, fences, curbs, sidewalks, walkways, above-ground parking areas, including, without limitation, the Project parking structure (the “Project Parking Structure”) and related above-ground parking facilities serving the Building and/or Adjacent Buildings (collectively, the “Project Parking Facilities”), and other areas within the Project available for use by or for the benefit or convenience of Tenant and other tenants of the Project.  Landlord may designate other land and improvements in which Landlord has an ownership or easement interest outside the boundaries of and adjacent to the Project to be a part of the Common Areas, provided that such other land and improvements have a reasonable and functional relationship to the Project.  The manner in which the Common Areas (including any additional land or improvements added to the Common Areas pursuant to the immediately preceding sentence) are maintained and operated shall be at the discretion of Landlord, provided that Landlord shall maintain and operate the same (or cause the same to be maintained and operated) in a commercially reasonable manner generally consistent with that of other first-class, mid-rise and high-rise office buildings located in the John Wayne Airport-South Coast Metro area of Orange County, California, which buildings are comparable to the Building in terms of quality of construction, level of services, amenities, age, size and appearance (the “Comparable Buildings”).  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, as long as such changes do not materially, adversely affect Tenant’s use of the Premises for the Permitted Use or Tenant’s ingress to or egress from the Project or the Premises or the Project Parking Facilities serving the same.”

(b)                                 Measurement.  The Parties acknowledge and agree that the RSF for the Premises and each floor of the Premises and the Building set forth in the Recitals above were determined in accordance with the guidelines for such measurements specified in the American National Standard Institute Publication ANSI Z65.1-1996 as adopted by the Building Owners and Managers Association, as interpreted and applied by Stevenson Systems, an office space measurement professional, and are agreed by Landlord and Tenant to be reasonable, and shall not be subject to re-measurement or modification by either Landlord or Tenant; provided, however, that (i) Tenant acknowledges and agrees that upon Landlord’s conversion of portions of the first floor (that are not currently included in Building Common Area) to Building Common Area for reception purposes as provided in Section 19, the RSF of such converted portions of the first floor shall be allocated to the First Floor Premises, the 2-4-7 Floor Premises and the 3-5-6 Floor Premises in accordance with the Measurement Standard (as hereinafter defined) and the Base Rent, Tenant’s Share and the Tenant Improvement Allowance (based on $25.00 per RSF) shall be adjusted accordingly (on a prospective basis from and after the date Landlord provides Tenant with the adjusted measurement from the Measurement Firm, as hereinafter defined); and (ii) Stevenson Systems or another measurement firm selected by Landlord and reasonably acceptable to Tenant (the “Measurement Firm”) shall measure the remaining Premises within a reasonable time following Tenant’s exercise of a Partial Renewal (if it includes a partial floor) under Section 10, below and Tenant’s exercise of the Early Termination Option (if it includes a partial floor) under Section 12, below, as well as any First Right Space leased by Tenant (if it includes a partial floor) if requested by Tenant in accordance with Section 11, below, in each case using the same measurement methodology as for the original Premises (the “Measurement Standard”); Landlord will confirm all such measurements in writing to Tenant and the same shall be binding upon Tenant for all purposes under this Amendment; provided, however, that if Tenant disagrees with such measurements under this Section 7(b) and notifies Landlord of same within twenty (20) days after Landlord notifies Tenant of the Measurement Firm’s applicable measurement, and if a dispute occurs regarding the final accuracy of such measurement using the Measurement Standard that is not resolved between Landlord and Tenant, using good faith efforts, within sixty (60) days after Landlord’s receipt of Tenant’s disagreement notice, such dispute will be resolved by arbitration pursuant to Section 27.28 of the Lease, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Following any RSF measurement adjustments hereunder, Landlord shall prepare and deliver to Tenant an amendment to the Lease to reflect changes in the Base Rent, Tenant’s Share and other appropriate terms.  Tenant shall be entitled to review the amendment for compliance with this Amendment and, if accurate, Tenant shall execute and return the amendment to Landlord within 10 Business Days after receipt thereof.  In no event, however, shall Tenant’s failure to execute such amendment affect the obligations of Landlord and Tenant pursuant to this Section 7.  The provisions of this Section 7(b) shall supersede and replace the provisions of Section 2.2 of the Lease.

8.                                      Security Deposit.  Landlord and Tenant acknowledge and agree that the Security Deposit being held by Landlord from Tenant under the Lease is and shall be in the total amount of $250,000 (notwithstanding that the Lease references a $620,000 Security Deposit).  The Security Deposit shall be held by Landlord, without liability for interest (unless required by Law), as security for the performance of Tenant’s obligations under the Lease, as amended by this Amendment.  The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages.  Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant.  If Tenant leases additional space pursuant to the provisions of Section 11, below, the Security Deposit shall be increased, unless the terms of the applicable First Right Notice provide otherwise, by an amount equal to the monthly Base Rent applicable to such additional space during the last full calendar month of the initial term for such additional space, and Tenant shall provide such increased amount to Landlord upon execution of the amendment or new lease for such additional space.  If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original $250,000 amount (as the same may be increased pursuant to this Amendment).  Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of:  (1) the date Tenant surrenders possession of the Premises to Landlord in accordance with the Lease, as amended by this Amendment, or (2) the Termination Date.  If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit.  Landlord shall not be required to keep the Security Deposit separate from its other accounts.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect which (i) establish the time frame by which Landlord must refund collateral or security for performance of a tenant’s obligations under a lease, and/or (ii) provide that Landlord may claim from collateral or security for performance of a tenant’s obligations under a lease only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises.  In that regard, Tenant agrees that Landlord may, in addition, claim those sums specified hereinabove and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of the Lease or the acts or omission of Tenant or any employee, agent, contractor or invitee of Tenant.  The provisions of this Section 8 shall supersede and replace the provisions of Section 6 of the Lease.

9.                                      Tenant Improvements; Tenant Allowance.  During the first twenty-four (24) months of the Extended Term, Tenant shall be entitled to make tenant improvements to some or all of the 2-4-7 Floor Premises in accordance with the provisions of the Work Letter attached hereto as Exhibit A (the “Work Letter”).  Landlord will provide Tenant with an improvement allowance (“Tenant Improvement Allowance”) of Two Million Six Hundred Twenty-Nine Thousand Three Hundred Fifty Dollars ($2,629,350), which Tenant Improvement Allowance will be disbursed in accordance with and subject to the terms of the Work Letter; provided, however, that the first One Million One Hundred Ninety-Five Thousand Dollars ($1,195,000) of the Tenant Improvement Allowance shall be disbursed to Landlord upon the Effective Date in full settlement of certain past due amounts owing from Tenant to Landlord under the existing Lease (see Section 18, below).

10.                               Renewal Option.  Section 3.4 of the Lease is hereby deleted.  Landlord hereby grants Tenant one (1) option (the “Renewal Option”) to extend the Term as to the entire 2-4-7 Floor Premises (as it is then constituted), or as to a minimum of two (2) full floors then comprising a part of the 2-4-7 Floor Premises (a “Partial Renewal”), for a successive period of five (5) years following the Extended Term (the “Renewal Term”), which Renewal Option shall be exercisable only by written notice delivered by Tenant to Landlord not less than 12 months and not more than 15 months prior to the expiration of the initial Term, irrevocably exercising the Renewal Option for the Renewal Term (“Tenant’s Renewal Notice”). If Tenant fails to timely and properly exercise the Renewal Option as provided herein, the Renewal Option shall automatically expire.

(a)                                 Partial Renewal Conditions.  Notwithstanding the foregoing, if Tenant desires to exercise a Partial Renewal, the following conditions and exceptions shall apply:  (i) Tenant’s

Renewal Notice shall specify the two (2) full floors and any additional partial floor then comprising a part of the 2-4-7 Floor Premises which are the subject of the Partial Renewal (the “Partial Renewal Premises”); and (ii) if the Partial Renewal Premises includes any partial floor (the “Partial Floor Space”), the Partial Floor Space shall consist of an acceptably configured portion of space containing not less than 10,000 RSF and not more than 20,000 RSF, subject to final measurement determination as provided in Section 7(b), above.  As used herein, “acceptably configured” shall mean that the Partial Floor Space (1) must be horizontally contiguous, (2) must not render any of the remaining space on the floor inaccessible from a normally configured public corridor, (3) must be reasonably susceptible (and must not render any of the remaining space on the floor or elsewhere in the Building not reasonably susceptible) of being built out, leased, occupied and accessed by general office users in conformance with applicable Law (including, without limitation, fire, life-safety and access codes) without material alteration to the Base, Shell or Core of the Building and without costs materially in excess of the costs associated with standard general office improvements, and (4) is consistent with Landlord’s planned construction, installation, modification or use of the Building Common Areas.  If a dispute occurs regarding the location and configuration of the Partial Floor Space that is not resolved between Landlord and Tenant, using good faith efforts, within a reasonable time after Landlord’s design plan for the ground floor of the Building, such dispute will be resolved pursuant to the Dispute Resolution Procedure set forth in Section 27.21, with space planners having at least 10 years’ experience designing space for leases in Class A office buildings in Orange County, California, serving as Officials, subject to the criteria set forth herein.  In addition, Tenant shall be be responsible, at its expense, for demising the Partial Floor Space, as well as constructing any multi-tenant corridors reasonably required by Landlord in connection therewith (collectively, the “Demising Work”), which work shall be performed in accordance with Section 10.3 of the Lease.  Landlord may, at its option, elect to perform some or all of the Demising Work itself, in which event Tenant shall reimburse Landlord for the actual cost incurred by Landlord in connection with the design and performance of the Demising Work performed by Landlord, plus an administrative fee of 5% of such cost (such reimbursement to be made within 30 days after Landlord’s documented statement or invoice therefor).  Landlord shall be entitled to enter upon the Partial Renewal Premises during or after business hours, as Landlord may elect, to perform such Demising Work.  Tenant acknowledges that portions of the Partial Renewal Premises will be interfered with during such Demising Work and that such work may result in objectionable levels of noise, dust, obstruction of internal corridors, etc., and Tenant waives all claims against Landlord (and shall not be entitled to any abatement of rent) as a result thereof.  If Tenant exercises a Partial Renewal in accordance with the terms hereof, the term “2-4-7 Floor Premises”, as hereinafter used in this Section 10, and the term “Premises” or “2-4-7 Floor Premises” as used in this Amendment or the Lease from and after the commencement of the Renewal Term, shall be deemed to refer to only the Partial Renewal Premises unless the context clearly requires otherwise.

(b)                                 Renewal Rent Determination.  If Tenant timely delivers Tenant’s Renewal Notice, then by the date that is 6 months prior to the expiration of the Term, Landlord shall advise Tenant of Landlord’s determination of the Fair Market Rental Rate (hereinafter defined) for the 2-4-7 Floor Premises for the Renewal Term (“Landlord’s Rent Determination”).  Tenant, within 30 days after the date on which Landlord advises Tenant of Landlord’s Rent Determination, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s acceptance of Landlord’s Rent Determination, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”) accompanied by Tenant’s determination of the Fair Market Rental Rate (“Tenant’s Rent Determination”).  If Tenant fails to provide Landlord with either a Binding Notice or a Rejection Notice accompanied by Tenant’s Rent Determination within such 30-day period, the Renewal Option shall be null and void and of no further force and effect.  If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein.  If Tenant provides Landlord with a Rejection Notice and Tenant’s Rent Determination, Landlord and Tenant shall work together in good faith to agree upon the Fair Market Rental Rate for the 2-4-7 Floor Premises during the Renewal Term.  Upon agreement, Tenant shall provide Landlord with a Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof.  Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Fair Market Rental Rate for the 2-4-7 Floor Premises within 20 Business Days after the date on which Tenant provides Landlord with a Rejection Notice and Tenant’s Rent Determination (the “Outside Agreement Date”), the parties shall follow the procedure, and the rent for the Renewal Term (the “Renewal Rent”) shall be determined as set forth in Section 10(c).

(c)                                  Appraisal Process.  If Landlord and Tenant fail to reach agreement on the Renewal Rent by the Outside Agreement Date, then each party shall make a separate determination of the Renewal Rent (the “Arbitration Determinations”) within five (5) Business Days after the Outside Agreement Date, and such determinations (which need not be identical to the determinations described in Section 10(b), but which shall reflect the matters described in Section 10(d)) shall be submitted to arbitration in accordance with the following:

(i)                                     Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who is a current member of the American Institute of Real Estate Appraisers, with at least 10 years of experience (and who shall have been active over the five (5) year period ending on the date of such appointment) appraising office space comparable to the 2-4-7 Floor Premises in the John Wayne Airport-South Coast Metro of California (“Market Area”).  The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Renewal Rent, as the case may be, is the closest to the actual Fair Market Rental Rate, as determined by the arbitrators, taking into account the requirements of Section 10(d).  Each party shall appoint an arbitrator meeting the foregoing requirements and shall notify the other party in writing of the name and contact information of their selected arbitrator within 15 days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment.  The arbitrators so selected by Landlord and Tenant shall be deemed “Party Arbitrators.”

(ii)                                  The two (2) Party Arbitrators so appointed shall be specifically required pursuant to their respective engagement letters to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) within 10 Business Days of the date of the appointment of the last appointed Party Arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the two Party Arbitrators except that neither the Landlord or Tenant or either Party Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

(iii)                               Landlord and Tenant may, but shall not be obligated to, submit a written argument/brief supporting his or her Renewal Rent determination to the Neutral Arbitrator within 10 Business Days of the appointment of the Neutral Arbitrator.  The Neutral Arbitrator shall at the end of such 10 Business Day period distribute any such argument/brief to the Party

Arbitrators.  Within 5 Business Days thereafter, Landlord and Tenant may, but shall not be obligated to, submit a written reply brief of not more than two (2) letter size pages.  No other written argument shall be permitted.  No oral argument shall be permitted except by the Party Arbitrators and any such oral argument shall occur only if requested by the Neutral Arbitrator in its sole discretion.  Any communication regarding the Renewal Rent between the Neutral Arbitrator and either of the Party Arbitrators shall only occur in the presence of all three (3) arbitrators.  Any communication regarding the Renewal Rent between the Neutral Arbitrator and either of Landlord or Tenant (or their respective counsel) shall only occur in the presence of both Landlord and Tenant (or their respective counsel).  The three (3) arbitrators shall within 30 Business Days of the appointment of the Neutral Arbitrator reach a decision, by majority vote, as to whether the parties shall use Landlord’s or Tenant’s submitted Renewal Rent, and the Neutral Arbitrator shall notify Landlord and Tenant thereof.  Whichever Renewal Rent is selected by a majority of the arbitrators shall become the then Renewal Rent.

(iv)                              The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v)                                 If any party fails to notify the other party in writing of the name and contact information of their selected Party Arbitrator within 15 Business Days after the Outside Agreement Date, then the Party Arbitrator appointed by the other party shall solely decide whether the parties shall use Landlord’s or Tenant’s submitted Renewal Rent, and such decision shall be binding on the parties.

(vi)                              If the two (2) Party Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Orange County, California to appoint such Neutral Arbitrator subject to the criteria in Section 10(b) of this Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Neutral Arbitrator, subject to the criteria in Section 10(b).

(vii)                           Each party shall bear the costs of its own Party Arbitrator, and the cost of the Neutral Arbitrator and the arbitration shall be paid by Landlord and Tenant equally.

(d)                                 Fair Market Rental Rate. The “Fair Market Rental Rate” shall be equal to the Base Rent (on a rentable square foot basis), including escalations, extrapolated to the commencement of the applicable Renewal Term, that willing third party tenants would pay, and willing landlords of comparable Class “A” quality office buildings would accept from such third party tenants, in a lease of non-sublease, non-equity, non-expansion (unless the rent for such expansion space was determined in accordance with a comparable definition of Fair Market Rental Rate, if such determination is reasonably available to the Parties) office space comparable in size, location and quality to the 2-4-7 Floor Premises (taking into account the quality and layout of existing tenant improvements in the 2-4-7 Floor Premises), for a similar lease term, in an arms-length transaction, which comparable space is located in the Project or in Comparable Buildings in comparable projects in the Market Area (“Comparable Transactions”), in either case taking into consideration the differences in project amenities, parking rates (with the cost of any such parking being included as a factor in determining the Fair Market Rental Rate), operating expense protections and type of lease, as well as the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b)

tenant improvements or allowances provided or to be provided for such comparable space, taking into account and, as applicable, adjusting for the fact that the 2-4-7 Floor Premises will be “second generation” space at that time, and (c) all other monetary concessions, if any, being granted such tenants in Comparable Transactions.  The Fair Market Rental Rate shall in all events, provide for a new “Base Year,” which shall be the calendar year in which the Renewal Term commences (or if the Renewal Term commences at a time when there are less than 6 months remaining in the calendar year, the calendar year following the calendar year in which the Renewal Term commences); provided, however, that in any event the new Base Year shall be factored into the determination of the Fair Market Rental Rate.  If in determining the Fair Market Rental Rate for an Renewal Term, Tenant is deemed to be entitled to a dollar allowance for the refurbishment of the 2-4-7 Floor Premises (the “Renewal Term Allowance”), Landlord may, at Landlord’s sole option, elect any or a portion of the following:  (A) to grant some or all of the Renewal Term Allowance to Tenant as a lump sum payment to Tenant, and/or (B) in lieu of making a lump sum payment (or portion thereof) to Tenant, to reduce the rental rate component of the Fair Market Rental Rate to be an effective rental rate which takes into consideration that Tenant will not receive a payment of such Renewal Term Allowance, or portion thereof (in which case the Renewal Term Allowance, or portion thereof, evidenced in the effective rental rate shall not be paid to Tenant).  If Landlord elects option (B), then in determining the effective rental rate, the parties shall, in recognition that the Renewal Term Allowance is thereby being funded up front by Tenant and “repaid” by Landlord on a monthly basis (in the form of lower monthly Base Rent over the remainder of the Renewal Term), factor in an interest component (on an amortizing basis) on the Renewal Term Allowance, or portion thereof, equal to the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15, published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) (the “Prime Rate”).

(e)                                  Terms and Conditions.  Other than the Renewal Rent, the terms and conditions of the Lease, as amended by this Amendment, during the Renewal Term shall be on the same terms, covenants and conditions as provided for in the Lease, as amended by this Amendment, during the Extended Term, except that Tenant shall have no additional options to extend or renew the Term beyond the Renewal Term, Tenant shall not be entitled to any moving allowance, rent abatement or any other rental concessions granted during the initial Term, Tenant shall not be entitled to any tenant improvement allowance except to the extent that a refurbishment allowance is granted as a component of the Fair Market Rental Rate as described above, and the Work Letter shall not apply.  If a refurbishment allowance is granted as a component of the Fair Market Rental Rate, Tenant’s refurbishment shall comply with the terms of Section 10.3 of the Lease and Landlord shall be obligated, subject to the last sentence of Section 10(d), to disburse such refurbishment allowance in accordance with Landlord’s commercially reasonable disbursement procedures as Tenant completes such work.

(f)                                   Renewal Amendment.  If Tenant is entitled to and properly exercises the Renewal Option, Landlord shall prepare and deliver to Tenant an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Base Year, Term, Termination Date, and other appropriate terms.  The Renewal Amendment shall be sent to Tenant within 10 Business Days after receipt of the Binding Notice (or, as applicable, within 10 Business Days after determination of the Renewal Rent pursuant to Section 10(c).  Tenant shall be entitled to review the Renewal Amendment for compliance with this Amendment.  If accurate, Tenant shall execute and return the Renewal Amendment to Landlord within 10 Business Days after receipt thereof.  In no event, however, shall

Tenant’s failure to execute the Renewal Amendment affect the obligations of Tenant under this Section 10.

(g)                                  Rights Personal.  The rights contained in this Section 10 shall be personal to the original Tenant executing this Amendment and any Tenant Affiliate or Successor (defined in Section 12.7 of the Lease) (collectively, “Original Tenant”), and may only be exercised by Original Tenant (and not any other assignee, sublessee or other transferee of Original Tenant’s interest in the Lease, as amended by this Amendment) and only if Original Tenant occupies at least 75% of the entire 2-4-7 Floor Premises at the time of Tenant’s Renewal Notice and, at Landlord’s option, at the commencement of the Renewal Term.  At Landlord’s option, Tenant shall not have the right to exercise the Renewal Option or extend the Term, as provided in this Section 10, if, as of the date of the attempted exercise of the Renewal Option, or as of the commencement date of the Renewal Term, Tenant is in Default under the Lease, as amended by this Amendment.

11.                               Right of First Offer to Lease.

(a)                                 General.  Section 3.7 of the Lease is hereby deleted.  Subject to the other terms of this Section 11, Landlord shall not during the initial Extended Term, while Original Tenant is occupying at least 75% of the RSF of the 2-4-7 Floor Premises pursuant to this Amendment, lease to another tenant any portion of the rentable space located in the Building that has become Available (as defined below) (as applicable, the “First Right Space”) without first offering Tenant the right (the “First Right”) to lease such Available First Right Space as set forth in this Section 11.  First Right Space shall be deemed to be “Available” when Landlord commences negotiations, as evidenced by the receipt by or submittal from Landlord of a draft letter of intent, term sheet, proposal or specifically prepared and tailored lease document that Landlord is willing to accept, with a prospective tenant for such First Right Space (a “Prospect”, which for purposes hereof shall include at Landlord’s option the principals and any major constituent of, as well as any parent, subsidiary, affiliate or successor of, the particular prospective tenant) other than a tenant (or its assignee) under any lease of the applicable First Right Space existing as of the date of this Amendment (an “Existing Lease”) or a tenant under an Intervening Lease (as defined in Section 11(c)) of the applicable First Right Space, including any renewal or reletting of any such space to any such tenant (or to its assignee), whether or not such renewal or reletting is pursuant to an express written provision in such Existing Lease or Intervening Lease, and regardless of whether any such renewal or reletting is consummated pursuant to a lease amendment or a new lease.  In addition, Tenant’s rights under this Section 11, as to any First Right Space, shall be subordinate to the rights, existing as of Effective Date, of tenants that have entered into leases of space in the Building or Project prior to the Effective Date (whether or not the commencement date of such leases are prior to or after the Effective Date), or granted after the date of this Amendment to a tenant or tenants leasing (i) if such tenant(s) are located in the Building, more square footage than Tenant is then leasing in the Building, or (ii) if such tenant(s) are located in other Project Buildings, more square footage than Tenant is then leasing in the Project, to the applicable First Right Space (whether pursuant to rights of first offer, expansion options, must take requirements, or otherwise) (collectively, the “Superior Right Holders”).

(b)                                 First Right Notice.  Consistent with Section 11(a), when Landlord has a Prospect for Available First Right Space as set forth above and prior to leasing such Available First Right Space during the initial Extended Term (while Original Tenant is occupying at least 75% of the 2-4-7 Floor Premises pursuant to this Amendment) to any party other than a Superior Right Holder or to a tenant (or its assignee) under an Existing Lease or an Intervening Lease, Landlord shall send Tenant a written notice (the “First Right Notice”) describing the Available First Right Space (and, at Landlord’s election but not obligation, describing configurations in which Landlord is willing to lease portions of such Available First Right Space) and all of the material economic terms under which Landlord is prepared to lease such space to such Prospect, including the rental rate, parking charges, additional rent (including the applicable “Base Year” for the space in question), any tenant improvement allowance, the anticipated date of availability, the approximate rentable square footage (subject to final determination in accordance with Section 11(d)(v)), and the term for the applicable space (collectively, the “First Right Economic Terms”); if the term included in the First Right Economic Terms is not coterminous with the Term of this Amendment, and if at least five (5) years remains in the then current Term of this Amendment, such term shall be adjusted, subject to Section 11(d)(iii)), to be coterminous with the Term of this Amendment, and Landlord will be entitled to reasonably modify the First Right Economic Terms to equitably account for such adjustment in the term for the applicable space being made coterminous with the Term of this Amendment.

(c)                                  Procedure for Exercise.  If Tenant wishes to exercise Tenant’s First Right with respect to the First Right Space described in the First Right Notice (or any designated configuration thereof described in the First Right Notice), then within 10 Business Days of delivery of the First Right Notice to Tenant, Tenant shall deliver notice (the “First Right Exercise Notice”) to Landlord of Tenant’s election to exercise its First Right with respect to the entire First Right Space described in the First Right Notice (or any designated configuration thereof described in the First Right Notice) on the First Right Economic Terms and this Section 11.  If Tenant does not deliver the First Right Exercise Notice to Landlord within the 10 Business Day notice period described above, then Landlord shall be free (subject to the later provisions of this Section 11(c)) at any time and from time to time thereafter to lease any or all of the space described in the First Right Notice to the Prospect on economic terms that are not materially more favorable to the Prospect than those set forth in the First Right Notice, within a period of 150 days commencing upon the expiration of the applicable period described above (any lease of such space to a such Prospect executed within such time period shall be referred to herein as an “Intervening Lease”).  As used herein, the economic terms shall be deemed “materially more favorable” to the tenant if the net effective rental rate is less than 93% of the net effective rental rate proposed by Landlord in the First Right Notice.  In determining the net effective rental rate for purposes of the foregoing sentence, the base rent, allowances, rent increases, parking charges, concessions, Landlord construction obligations and rent commencement date shall be factored in, with equitable adjustments by Landlord to account for any differing lengths of term.  If Landlord fails to lease the First Right Space to the Prospect within such 150-day period as provided above, or if Landlord intends to lease the First Right Space to the Prospect during such 150-day period on economic terms materially more favorable to the Prospect, then the provisions of this Section 11 shall again apply with respect to a proposed lease by Landlord to a third party of the First Right Space (when and if all or a portion of such First Right Space again becomes Available); provided, however, that Tenant shall respond to a First Right Notice with respect to a proposed lease on materially more favorable terms within 5 Business Days and the terms upon which Tenant accepts or rejects such First Right Space shall be the more favorable terms proposed (but with a pro-rata reduction, as equitably determined by Landlord, in any tenant improvement allowance and other concessions based on the remaining term of this Amendment).  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its First Right, if at all, with respect to all of the First Right Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease a portion thereof (except that, with respect to First Right Space set forth in an First Right Notice, Tenant may elect to lease less than all of the First

Right Space, provided that Tenant may not elect to lease less than all of a particular leasable configuration of such space as designated, if any, by Landlord in the First Right Notice).  If Landlord has designated configurations with respect to the First Right Space, and if Tenant elects to exercise its First Right on a designated configuration only, as opposed to the entire First Right Space set forth in the First Right Notice, then Landlord shall be free (subject to the later provisions hereof) at any time and from time to time thereafter to lease any or all of the remaining space described in the First Right Notice to the Prospect and Tenant’s First Right shall terminate with respect to the remaining First Right Space described in the First Right Notice until such time as such First Right Space once again become Available.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its First Right, if at all, with respect to all, and not a portion, of the First Right Space (or designated configurations, if any) offered by Landlord to Tenant at any particular time; provided, however, that if (and only if) Tenant shall during the 10 Business Day notice period described above deliver to Landlord a notice (the “Desired Portion Offer Notice”) specifying that Tenant does not desire to lease the First Right Space (or any designated configuration) described in the First Right Notice, but offering instead to lease a specific portion (the “Desired Portion”) of the First Right Space (or any designated configuration) described in the First Right Notice and describing such Desired Portion with particularity, then Landlord may elect, at its option, to accept Tenant’s offer to lease the Desired Portion by notice to Tenant (the “Desired Portion Acceptance Notice”) within 10 Business Days after receipt of the Desired Portion Offer Notice (in which case, Landlord shall be deemed to have offered the Desired Portion as a designated configuration as part of its First Right Notice, and Tenant shall be deemed to have timely elected to exercise its First Right on only such designated configuration).  If Landlord does not timely deliver the Desired Portion Acceptance Notice, Landlord shall be deemed to have rejected Tenant’s offer to lease the Desired Portion; in such case, however, if Landlord shall thereafter decide to offer to enter into an Intervening Lease with the Prospect or any third party of space consisting essentially of just the Desired Portion (as opposed to an Intervening Lease of part of the Desired Portion or an Intervening Lease of space in which the Desired Portion is a part), Landlord shall re-offer the Desired Portion to Tenant in accordance with the terms of this Section 11 (and Tenant shall deliver the First Right Exercise Notice, if at all, in response to any such re-offer of the Desired Portion by Landlord within 10 Business Days).

(d)                                 Terms and Conditions Applicable to First Right Space.  If Tenant timely exercises its First Right with respect to Available First Right Space as provided above, then, except to the extent that the terms of the First Right Notice provide otherwise, beginning on the date that the applicable First Right Space is delivered to Tenant and continuing for the balance of the Term (including any renewals thereof), Tenant’s lease of the First Right Space shall be on the same terms and conditions as affect the original 2-4-7 Floor Premises from time to time (subject to Section 11(e)), except that:

(i)                                     Tenant shall take the First Right Space in its “as is” condition (except that Landlord shall perform any work described as a Landlord obligation in the First Right Notice) and the construction of improvements in the First Right Space shall be performed at Tenant’s cost in compliance with the terms of Section 9.4 of the Lease, and Landlord shall provide a tenant improvement allowance for such improvements only to the extent the same is required under Section 11(b) and 11(c) as such work is performed and completed, and the Work Letter shall not apply;

(ii)                                  Tenant shall commence payment of the First Right Rent (which shall be determined as set forth in Section 11(c)) for the applicable First Right Space, and the term of the applicable First Right Space shall commence, upon the date (the “First Right Commencement Date”) which is the earlier to occur of (i) the date Tenant commences to conduct business in any portion of such First Right Space, and (ii) the date which is the later of (a) 90 days after the date Landlord delivers such First Right Space to Tenant in the condition required hereunder and (b) the commencement date set forth in the First Right Notice;

(iii)                               Tenant’s lease of the applicable First Right Space shall terminate conterminously with the expiration or earlier termination of this Amendment, as same may be renewed pursuant to Section 10, above; provided, however, that in no event shall the term of Tenant’s lease of the First Right Space be less than 3 years; therefore, if Tenant leases First Right Space at any time during the last 3 years of the then existing Extended Term and thereafter fails to renew the Term as provided in Section 10, above, then Tenant’s lease of such First Right Space will extend beyond the expiration of Tenant’s lease of the remainder of the 2-4-7 Floor Premises to the extent the term for the applicable First Right Space specified in the First Right Notice extends beyond the then existing Term of this Amendment, and Tenant shall remain liable for all of its obligations under this Amendment with respect to such First Right Space for such extended period;

(iv)                              The same ratio of Parking Passes with respect to the applicable First Right Space shall apply as is set forth in Section 13, below, for the initial 2-4-7 Floor Premises and at the same rates as set forth herein with respect to the initial 2-4-7 Floor Premises, and Tenant’s right to convert unreserved Parking Passes for the First Right Space to reserved in the Project Parking Facilities shall be proportionate to Tenant’s conversion right set forth in this Amendment with respect to the Parking Passes for the initial 2-4-7 Floor Premises; and

(v)                                 At Tenant’s request (and at Tenant’s sole cost and expense), within 180 days after the First Right Commencement Date, Landlord shall cause the Measurement Firm to determine and notify in writing to Landlord and Tenant the RSF of the applicable First Right Space in accordance with Section 7(b) above (and any payments due to Landlord from Tenant, or Tenant to Landlord, based on the square footage of the First Right Space shall be retroactively and prospectively increased or decreased as applicable in accordance with such determination), which determination shall be conclusive unless within 10 Business Days after receipt of such notice Tenant reasonably and in good faith disagrees (by written notice to Landlord) with the Measurement Firm’s determinations under this Section 11, in which event the disagreement shall be resolved pursuant to the procedure described in Section 27.28 of the Lease.

(e)                                  New Lease or Lease Amendment.  If Tenant timely exercises its First Right as set forth herein, Tenant shall within 20 Business Days after receipt from Landlord execute either an amendment to this Amendment or a new lease for such First Right Space, upon the terms and conditions as set forth in the First Right Notice and this Section 11, and otherwise on substantially the same terms and conditions as this Amendment.  Tenant shall be entitled to review such amendment or new lease for compliance with this Section 11.  In no event, however, shall Tenant’s failure to execute the amendment or the new lease affect the obligations of Tenant with respect to such First Right Space as described in this Section 11.

(f)                                   Rights Personal.  The rights contained in this Section 11 shall be personal to Original Tenant.  At Landlord’s option, Tenant shall not have the right to lease the applicable First Right Space, as provided in this Section 11, if, as of the date of the attempted exercise of the First Right by Tenant, Tenant is in Default under the Lease, as amended by this Amendment.

12.                               Early Termination Option.

(a)                                 General.  Section 3.5 of the Lease is hereby deleted.  Landlord hereby grants the Original Tenant a one-time option to terminate and cancel the Lease (the “Termination Option”) as to not more than one (1) full floor of the 2-4-7 Floor Premises as it is then constituted, effective as of the last day of the 60th full calendar month following the Commencement Date (the “Early Termination Date”), by delivering to Landlord, on or before that date which is at least twelve (12) full calendar months immediately prior to the Early Termination Date, written notice of Tenant’s exercise of its Termination Option (the “Early Termination Notice”).  If Tenant exercises the Termination Option, the Early Termination Notice shall specify the portion of the the 2-4-7 Floor Premises being terminated (the “Termination Portion”).  If the Termination Portion is less than a full floor, the remaining portion of the 2-4-7 Floor Premises on that floor must be “acceptably configured” (as defined in Section 10(a), above), and shall be subject to final measurement determination as provided in Section 7(b), above.  If a dispute occurs regarding the location and configuration of the Termination Portion or the remaining portion of the 2-4-7 Floor Premises on that floor that is not resolved between Landlord and Tenant, using good faith efforts, within a reasonable time after Landlord’s design plan for the ground floor of the Building, such dispute will be resolved pursuant to the Dispute Resolution Procedure set forth in Section 27.21, with space planners having at least 10 years experience designing space for leases in Class A office buildings in Orange County, California, serving as Officials, subject to the criteria set forth herein.

(b)                                 Termination Consideration.  As a condition to the effectiveness of Tenant’s exercise of its Termination Option, and in addition to Tenant’s obligation to satisfy all monetary and non-monetary obligations arising under the Lease, as amended by this Amendment, through the Early Termination Date, on or before the date that is thirty (30) days after delivering the Early Termination Notice, Tenant must pay to Landlord in immediately available funds, an amount (the “Termination Consideration”) equal to the total unamortized portion (i.e., remaining unamortized as of the Early Termination Date), amortized over the Amortization Period as hereinafter described, of (i) the brokerage commissions and the Tenant Improvement Allowance granted or incurred by Landlord in connection with this Amendment (as well as any brokerage commissions, tenant allowance and other monetary concessions granted or incurred by Landlord in connection with any First Right Space or other space added to the 2-4-7 Floor Premises pursuant to this Amendment or otherwise), in each case allocated (on an RSF basis) to the Termination Portion as to which the Lease is being terminated, and (ii) an amount equal to three (3) times the monthly Base Rent and Direct Expenses payable for the Termination Portion for the month immediately prior to the Termination Date.  For purposes of the foregoing, the amortization of the various items described above shall be a monthly amortization, utilizing a 7% annual interest rate factor, commencing in the first full calendar month in which an actual Base Rent payment is due with respect to the Termination Portion and continuing through the New Termination Date (the “Amortization Period”).

(c)                                  Calculation.  At Tenant’s request prior to the Early Termination Notice (which request shall describe the Termination Portion), Landlord shall notify Tenant of the total amount of the Termination Consideration (showing the above calculations in reasonable detail) applicable to the Termination Portion (to the extent that the Amortization Period as to the Termination Portion is then known).

(d)                                 Termination Restoration Obligations.  If Tenant exercises its right to terminate as to less than a full floor as provided hereinabove, Tenant shall be be responsible, at its expense, for demising the remaining portion of the 2-4-7 Floor Premises on such floor, as well as constructing any multi-tenant corridors reasonably required by Landlord in connection therewith

(collectively, the “Termination Demising Work”), which work shall be performed in accordance with Section 10.3 of the Lease.  Landlord may, at its option, elect to perform some or all of the Termination Demising Work itself, in which event Tenant shall reimburse Landlord for the actual cost reasonably incurred by Landlord (the major subtrades for which shall be competively bid) in connection with the design and performance of the Termination Demising Work performed by Landlord, plus an administrative fee of 5% of such cost (such reimbursement to be made within 30 days after Landlord’s documented statement or invoice therefor).  Landlord shall be entitled to enter upon the 2-4-7 Floor Premises during or after business hours, as Landlord may elect, to perform the Termination Demising Work.  Tenant acknowledges that portions of the 2-4-7 Floor Premises will be interfered with during the Termination Demising Work and that such work may result in objectionable levels of noise, dust, obstruction of internal corridors, etc., and Tenant waives all claims against Landlord (and shall not be entitled to any abatement of rent) as a result thereof.  If Tenant exercises its Termination Option in accordance with the terms hereof, the term “Premises” or “2-4-7 Floor Premises” as used in this Amendment or the Lease, from and after the Termination Date, shall be deemed to refer to the 2-4-7 Floor Premises, as it is then constituted, and shall not include the Termination Portion unless the context clearly requires otherwise.

(e)                                  Voiding or Delay of Termination.  If Tenant properly and timely exercises the Termination Option, then the Lease, as amended by this Amendment (except as provided hereinbelow) will terminate as to the Termination Portion as of midnight, Pacific Time, on the Early Termination Date and Tenant shall surrender the Termination Portion in the condition required by the Lease and this Amendment on the Early Termination Date; provided, however, that at Landlord’s election the Termination Option shall be and become null and void (except as to any First Right Space that has a different Early Termination Date as provided below) if Tenant fails to properly and timely deliver the Termination Consideration to Landlord or a Default occurs either prior to or following Tenant’s exercise of the Termination Option, or if any part of the Termination Portion has been sublet for a term extending past the Early Termination Date (unless by its terms such sublease will terminate on or before the Early Termination Date).

(f)                                   Additional Terms.  Tenant shall, within 10 Business Days after Landlord’s request, execute an amendment to this Amendment reflecting the termination of the Lease as to the Termination Portion in accordance herewith.  Tenant shall be entitled to review such amendment for compliance with this Amendment.  No termination shall limit any of Tenant’s unperformed obligations under the Lease as of the Early Termination Date or any indemnity or other obligations that survive Lease termination as provided elsewhere in this Amendment.  Notwithstanding the the foregoing provisions of this Section 12, Tenant acknowledges and agrees that in the event it exercises its right to lease First Right Space within the 36-month period immediately preceding the Early Termination Date, then the Termination Option granted herein shall automatically expire.  The Termination Option granted herein shall also automatically terminate upon the failure by Tenant to timely deliver the Termination Notice.

(g)                                  Rights Personal.  The rights contained in this Section 12 shall be personal to Original Tenant, and may only be exercised by Original Tenant (and not by any other assignee, sublessee or other transferee of Tenant’s interest in the Lease, as amended by this Amendment).  As of the date Tenant provides Landlord with an Early Termination Notice, any unexercised rights or options of Tenant to renew the Term of the Lease as to the Termination Portion or to expand the 2-4-7 Floor Premises pursuant to Section 11 or otherwise, shall immediately be deemed terminated and no longer available or of any further force or effect.

13.                               Parking.  Until the Effective Date, Tenant shall be entitled to rent Parking Passes in accordance with the terms of the original Lease.  From and after the Effective Date, Section 1.20 and Section 24 of the Lease shall be deleted and (A) Tenant shall be entitled to rent 4.5 “Parking Passes” per every 1,000 RSF of (i) the 2-4-7 Floor Premises (exclusive of the Basement Premises), and (ii) until the First Floor Surrender Date, the First Floor Premises, which Parking Passes are more particularly defined in, and shall be allocated and paid for as set forth in, the Parking Agreement attached as Exhibit B to this Amendment, and (B) until the 3-5-6 Surrender Date, Tenant shall be entitled to (i) 5 Parking Passes per every 1,000 RSF of the 3-4-6 Premises (the “3-4-6 Parking Passes”), which 3-4-6 Parking Passes shall be free of charge to Tenant (except that Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the 3-4-6 Parking Passes or the use of the Parking Facilities by Tenant or its subtenants in connection therewith).  Each of the 3-4-6 Parking Passes shall entitle Tenant (or its subtenants) to use one unreserved parking stall in the Project Parking Facilities (parking structure only).

14.                               Signage.

(a)                                 Project Name and Project Monument Signage.  Pursuant to Sections 23.1 and 23.6 of the Lease, and notwithstanding anything in the Lease to the contrary, Tenant’s Project naming rights under Section 23.1 of the Lease and Tenant’s Project Monument Signage rights under Section 26 of the Lease shall expire and be of no further force or effect as of the Effective Date.  Promptly after the Effective Date, Tenant shall, at Tenant’s sole cost and expense, remove Tenant’s signage from the Project Monument and repair any damage resulting therefrom.  From and after the Effective Date, Landlord shall have the right Landlord shall have the right to change the name of the Project and place such name or names on the Project Monument from time to time as Landlord may elect in its sole discretion.

(b)                                 Building Monument Signage.  Tenant shall be entitled to retain its non-exclusive identification signage on Building Monument during the Extended Term (as the same may be renewed) in accordance with, and subject to the terms and conditions of, Section 23. 6 of the Lease.

(c)                                  Building Top Signage.  Section 23.7 of the Lease is hereby amended to provide that, rather than Tenant being entitled to exclusive identification signage on the top of the Building, (i) Tenant shall be entitled, during the Extended Term (as the same may be renewed), and subject to the later terms hereof, to one (1) identification sign on the top south-facing side of the Building in substantially the location existing on such south-facing side as of the Execution Date (the “South Side Building Top Signage”), which South Building Top Signage shall be exclusive to Tenant as to the south-facing top of the Building only, and (ii) with respect to the Tenant’s identification signage on the top north-facing side of the Building existing as of the Execution Date (the “North Side Building Top Signage”), Tenant shall be entitled to maintain such North Side Building Top Signage until such time as Landlord notifies Tenant in writing to remove the same (the “North Side Signage Removal Notice”).  Landlord’s North Side Signage Removal Notice shall specify therein the date by which Landlord will require removal of the North Side Building Top Signage (the “North Side Required Removal Date”); provided that the North Side Required Removal Date shall be no earlier than the date that is thirty (30) days following the date Tenant receives the North Side Signage Removal Notice.  If Landlord delivers the North Side Signage Removal Notice, Tenant shall, at its sole cost and expense, remove the North Side Building Top

Signage and repair any damage and restore the north top of the Building to the condition it was in prior to the installation of the North Building Top Signage, no later than the North Side Required Removal Date.  The term “Building Top Signage” as used in the Lease shall, from and after the Effective Date, mean and refer only to the South Side Building Top Signage (except that the maintenance and other obligations in the Lease relating to the Building Top Signage shall also apply to the North Side Building Top Signage until its removal as required herein), and except as provided hereinabove, the terms and conditions of Section 23 of the Lease relating to Building Top Signage shall apply to the South Building Top Signage, except that (i) the phrase “at least fifty percent (50%) of the rentable square feet of the Building” set forth in Section 23.7 and in Section 23.8 of the Lease shall be deemed replaced with the phrase “at least two (2) full floors of the Building”, and (ii) Tenant shall have no signage or identification rights with respect to the top of the Building (or anywhere else on the exterior of the Building) other than the South Side Building Top Signage rights (and the temporary North Side Building Top Signage rights) expressly set forth in this Section 14.  Landlord shall be entitled to place whatever signage Landlord may desire on the top of the Building (and/or anywhere else on the exterior of the Building) without Tenant’s consent so long as such signage does not violate Tenant’s signage rights set forth in this Amendment.

15.                               SNDA.  Subject to the later provisions of this Section 15, the Lease, as amended by this Amendment, shall be subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”).  The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”.  This Section 15 shall be self-operative; provided, however, that (a) so long as no Default exists under this Lease and Tenant attorns to the successor-in-interest, Tenant’s possession pursuant to this Lease shall not be disturbed and this Lease shall not terminate in the event of termination or foreclosure of any such Mortgage, and (b) Tenant’s subordination obligations hereunder shall be conditioned upon Tenant’s receipt (and upon request from a Mortgagee, Tenant shall execute) a commercially reasonable subordination, non-disturbance and attornment agreement (an “SNDA”) covering Tenant and the Mortgagee.  In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.  If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest.  Landlord shall use commercially reasonable efforts to cause its current Mortgagee to execute and deliver to Tenant a subordination, attornment and non-disturbance agreement in a form that is reasonably acceptable to Tenant on or before that date which is thirty (30) days following the mutual execution of this Amendment, but Landlord’s failure to do so shall not affect the validity of this Amendment.  Tenant acknowledges and agrees that the Subordination, Non-Disturbance and Attornment Agreement attached to this Amendment as Exhibit D is a form of SNDA that is commercially reasonable and acceptable to Tenant, but that the actual SNDA may be on a different form and with a different Mortgagee.

16.                               Brokers.  The Parties recognize Cushman & Wakefield, representing Landlord, and Studley, Inc., representing Tenant (“Brokers”) as the brokers who negotiated this Amendment and agree that, subject to the satisfaction of any contingencies herein, Landlord shall be responsible for the payment of brokerage commissions to those Brokers in accordance with Landlord’s separate written agreement with such Brokers.  Each party warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Amendment, and agrees to indemnify and hold the other party harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by the indemnifying party in connection with the negotiation of this Amendment.  The foregoing agreement shall survive the termination of the Lease, as amended by this Amendment.

17.                               Other Modifications to Lease.

(a)                                 Deletions.  Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 5.6 of the Lease (including all subsections thereto and references in the Lease thereto), as well as Exhibit A-1 (Site Plan) and Exhibit D (Work Letter) of the Lease, are hereby deleted in their entirety.

(b)                                 Proposition 8.  Notwithstanding anything to the contrary set forth in the Lease, Landlord and Tenant agree that from and after the Direct Expenses Adjustment Date, the amount of Tax Expenses for the new 2015 Base Year for the First Floor Premises and the 2-4-7 Floor Premises as provided in Section 6(e) and for each Expense Year thereafter shall be calculated without taking into account of any decreases in real estate taxes that Landlord may obtain under Proposition 8, and, therefore, the Tax Expenses in such Base Year and any such later Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses under the Lease for such Base Year or Expense Year, as applicable; provided that any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall be included in Direct Expenses for purposes of the Lease.  Landlord and Tenant acknowledge that this Section 17(b) is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed by the terms of Section 5 of the Lease, as amended by this Amendment.  In conformity with the foregoing, the second sentence of Section 5.2.5.3 of the Lease shall not apply to Tax refunds, if any, obtained by Landlord pursuant to Proposition 8.

(c)                                  Landlord’s Notice Address.  Landlord’s address for notices in Section 1.1 of the Lease is hereby amended to the following:

Scholle Development SPE I, LLC
19520 Jamboree Road, Suite 130
Irvine, CA 92612
Attention:  Robert Scholle

Fax:  949-660-1511
Email:  rwscholle@gmail.com

With a copy to:

Dorn-Platz Management
19520 Jamboree Road, Suite 130
Irvine, CA 92612
Attention:  Lease Administrator
Fax:  949-660-1511
Email: xaypra@dpimpaccenter.com

18.                               Settlement.  As a material consideration for entering into this Amendment, Landlord and Tenant agree as follows:

(a)                                 Approval of Common Area Alterations and Site Plan.  Tenant hereby approves the existing and proposed alterations to the Project Common Areas shown on, and the new revised Site Plan for the Project attached hereto as, Exhibit C, which Site Plan shall be substituted for the Site Plan attached to the Lease, and acknowledges and agrees that none of such alterations or revisions has or would change the nature of the Project to something other than a first class office building project or materially or adversely affect Tenant’s use of the Premises for the Permitted Use, or Tenant’s ingress to or egress from the Project, the Premises or the Parking Facilities servicing the same, or has or would constitute a default by Landlord under the Lease, as amended by this Amendment.  Tenant further acknowledges and agrees that (i) the alterations and revisions described and/or depicted in Exhibit C attached hereto are not meant to constitute an agreement, representation or warranty in any manner regarding any of the Common Areas, improvements, accessways or other elements of the Project or Project Buildings set forth therein, (ii) Landlord may from time to time make further revisions to the Site Plan and alterations to the Project Common Areas without Tenant’s consent, except to the extent that Tenant’s consent to such revisions or alterations is required by the express terms of the Lease, as amended by this Amendment, (iii) the alterations to the Project Common Areas as described and/or depicted in Exhibit C preclude vehicular use by Tenant and its officers, directors, employees, agents, representatives, contractors and invitees of the area currently known as the “secondary driveway” (vehicular use of such area will be limited to emergency fire lane purposes for authorized vehicles, off-hours valet parking access and access by vehicles specifically authorized by Landlord from time to time), which preclusion is acceptable to Tenant, (iv) Landlord shall have no obligation to build or provide an amphitheater or any other meeting areas for Tenant or the Project, notwithstanding anything in the Lease to the contrary, (v) Landlord may designate portions the hardscaped area adjacent to the west side of the Building as a seating area serving the adjacent restaurant building and may improve such area with tables, benches and/or chairs for the benefit of the adjacent restaurant tenant, and (vi) Landlord has satisfactorily performed all modifications to the dock and loading areas requested by Tenant or for which Landlord might otherwise be obligated under the Lease.  Any defaults by Landlord under the Lease relating to any of the foregoing are hereby waived and forgiven by Tenant, and Tenant shall have no offset rights or other claims under the Lease or this Amendment with respect thereto.

(b)                                 Construction.  Tenant acknowledges and agrees that portions of the Project adjacent to the Premises have been, currently are, and may for some time continue to be, under construction, that such construction has not resulted in any material, adverse or unreasonable interference with Tenant’s business operations and Permitted Uses, that such construction has not materially affected Tenant’s use of the Premises and that such construction has not substantially interfered with Tenant’s use of or ingress to or egress from the Premises or Parking Facilities.  Any defaults by Landlord under the Lease relating to any of the foregoing are hereby waived and forgiven by Tenant, and Tenant shall have no offset rights or other claims under the Lease or this Amendment with respect thereto.  The foregoing acknowledgments, agreements and waivers are without prejudice to Tenant’s rights under the Lease with respect to interference with Tenant’s use of or access to the Premises resulting from Landlord’s future construction activities; provided, however, that so long as such future construction activities do not eliminate ADA compatible pedestrian access to the Premises or vehicular access to the Parking Facilities, Tenant agrees that Landlord’s future construction activities also will not be considered to result in any material, adverse or unreasonable interference with Tenant’s business operations and Permitted Uses, will not materially affect Tenant’s use of the Premises and will not substantially interfere with Tenant’s use of or ingress to or egress from the Premises or Parking Facilities.

(c)                                  Waiver of Tenant Defaults.  Tenant has previously failed to pay Landlord certain parking charges, generator screening reimbursement amounts and operating expenses when due under the Lease.  Notwithstanding anything contained in the Lease to the contrary, but subject to Section 6 of this Amendment, Tenant’s defaults under the Lease with respect to such unpaid parking charges under the Lease for the period expiring April 30, 2013, and the full amount of Tenant’s unpaid generator “green screen” reimbursement charge currently owing under the Lease, are hereby waived and forgiven by Landlord.

(d)                                 No Admission of Liability.  Tenant and Landlord agree that the terms, conditions, agreements and acknowledgments contained in this Amendment are not to be construed as an admission of any negligence, breach of duty, misconduct, breach of lease, breach of contract, violation of any statute, code or standard, liability, or fault of any kind whatsoever, by Landlord or Tenant or any other person or entity whatsoever, but are to be construed strictly as a compromise and settlement for the purpose of avoiding further controversy, litigation and expense regarding the dispute regarding the matters described in this Section 18.

19.                               Building Reception and Elevator Access.  In connection with Landlord’s conversion of a portion of the First Floor Premises to Building Common Area following the First Floor Surrender Date, Landlord shall (i) upon written request from Tenant, program the Building’s passenger and freight elevators to require card key access to those floors in the 2-4-7 Floor Premises other than the floor (if any) on which Tenant maintains its primary reception area for visitors, (ii) maintain (or, at Landlord’s election, after meeting and conferring with Tenant and considering Tenant’s input, modify) the current reception area on the first floor, (iii) provide security guard services on a basis comparable to that provided for other comparable Buildings at the Project, and (iv) provide a place for Tenant’s receptionist to sit in the reception area within the Building Common Area on the first floor, which shall be on a reasonably equivalent basis with any other receptionist rights that Landlord grants to other tenants in the Building (Tenant acknowledging, however, that Tenant shall not have exclusive rights to a receptionist in such area).

20.                               Ratification; Certification.  The Lease, as amended hereby, is hereby ratified and confirmed and shall continue in full force and effect.  As a material inducement to Landlord to enter into this Amendment, Tenant hereby certifies and warrants to and agrees with Landlord that, after giving effect to this Amendment: (i) no default by Landlord under the Lease in the performance or observance of any obligation or duty owed to Tenant, under the Lease or otherwise, exists as of the date hereof, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Landlord as of the date hereof, and (ii) as of the date hereof, Tenant has no defenses, offsets, claims or counterclaims to the observance and performance by Tenant of any provision of the Lease or this Amendment.

21.                               Miscellaneous.

(a)                                 Advice of Counsel.  Each Party warrants and represents that in executing this Amendment, such Party has relied upon legal advice from the attorney(s) of their choice with respect to the advisability of executing this Amendment and with respect to all matters contained herein; that the terms of this Amendment have been read and its consequences including risks, complications, and costs, have been completely explained to such Party by that attorney; and that each Party fully understands the terms of this Amendment.  Each Party further acknowledges and represents that, in executing this Amendment, such Party has not relied on any inducements, promises, or representations made by the other or any Party representing or serving the other except as may be expressly set forth in this Amendment or the documents executed in connection herewith, and that it has executed this Amendment without fraud, duress of any kind (economic or otherwise), or undue influence.

(b)                                 Entire Agreement.  This Amendment and the documents executed in connection herewith contain the entire agreement between the Parties.  Except as specifically provided herein, no Party, nor any officer, agent, employee, representative, or attorney of such Party, has made any statement, representation, or promise to any other Party regarding any facts relied upon in entering into this Amendment, and no Party relies upon any statement, representation or promise of any other Party, or of any officer, agent, employee, representative, or attorney for such Party, in executing this Amendment, or in making the settlement provided for herein, except as expressly stated in this Amendment.

(c)                                  Governing Law.  This Amendment shall be governed by the laws of the State of California, without regard to the conflict of law provisions.

(d)                                 Authority To Execute Amendment.  Each individual signing this Amendment warrants and represents that he has the full authority to execute the Amendment on behalf of the party on whose signature he or she so executes and he or she is acting within the express scope of such authority.

(e)                                  No Assignment.  Tenant represents and warrants that there has been no actual assignment or purported assignment or other transfer of the Lease or any interest therein or in the business operated at the Premises, except as has been previously consented to by Landlord.

(f)                                   Execution.  This Amendment and any documents or addenda attached hereto (collectively, the “Documents”) may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which together shall have the same force and effect as if the parties had executed a single copy of the Document.  A Document executed by Landlord or Tenant and delivered to the other party in PDF, facsimile or similar electronic format (collectively, “Electronic Format”) shall be binding on the party delivering the executed Document with the same force and effect as the delivery of a printed copy of the Document with an original ink signature.  At any time upon Landlord’s written request, Tenant shall provide Landlord with a printed copy of the Document with an original ink signature.  The Parties agree that a Document delivered in Electronic Format may be introduced into evidence in a proceeding arising out of or related to the Document as if it was a printed copy of the Document executed by the Parties with original ink signatures.

(g)                                  Interpretation.  Neither of the Parties hereto, nor their respective counsel, shall be deemed the drafter of this Amendment for purposes of construing the provisions hereof.  The language in all parts of this Amendment shall in all cases be construed according to its fair meaning, not strictly for or against any of the Parties hereto.

(h)                                 Binding Effect.  This Amendment is binding upon and shall inure to the benefit of the Parties hereto and their respective past, present and future agents, servants, employees, representatives, administrators, partners, directors, officers, shareholders, members, assigns, heirs, successors or predecessors in interest, adjustors, attorneys, and insurers.

(i)                                     Severability.  This Amendment shall be considered severable, such that if any provision or part of the Amendment is ever held invalid under any law or ruling, that provision or part of the Amendment shall remain in force and effect to the extent allowed by law, and all other provisions or parts shall remain in full force and effect.

(j)                                    Expenses, Fees and Costs.  Each Party shall bear all of its own costs, expenses and fees, including attorneys’ fees, incurred by it in connection with this Amendment up to and including the date of execution of this Amendment.

(k)                                 Further Assurances.  The parties hereby agree to execute such further documents or instruments as may be reasonably necessary or appropriate to carry out the intention of this Amendment.

(l)                                     Lender’s Consent.  The parties acknowledge that, as a condition to the effectiveness of this Amendment, Landlord needs to obtain the consent of Landlord’s Mortagee (the “Lender Consent”).  Accordingly, this Amendment shall not be effective unless and until Landlord receives the Lender Consent.  Landlord shall notify Tenant within five (5) business days after receiving the Lender Consent.  Landlord shall use commercially reasonable efforts to obtain the Lender Consent within ninety (90) days after the Execution Date.  In the event that Landlord does not receive the Lender Consent within ninety (90) days after the Execution Date, then Landlord shall have an additional sixty (60) days to obtain the Lender’s Consent unless Tenant elects, by written notice to Landlord given within five (5) business days after such ninety (90) day period (and prior to Landlord obtaining the Lender’s Consent), to terminate this Amendment, in which event this Amendment shall be null and void and of no further force or effect.  If Tenant fails to timely provide such termination notice, and if the Lender’s Consent is still not received after such additional sixty (60) day period, this Amendment shall automatically be null and void and of no further force or effect.

(m)                             Guarantor Ratification.  Concurrently with Tenant’s execution and delivery of this Amendment, Tenant shall obtain from the Guarantor of the Lease, IMPAC MORTGAGE HOLDINGS, INC., a Maryland corporation, a signed consent and ratification of this Amendment in the form set forth below the signature blocks hereto.  If Tenant fails to obtain such consent and ratification, Landlord may terminate this Amendment by written notice to Tenant given at any time prior to Landlord’s receipt of such signed consent and ratification.

(n)                                 Conflicts.  In the event of any conflict between the term of this Amendment and the Lease, the terms of this Amendment shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the day and year first above written.

Landlord			Tenant

Scholle Development SPE I, LLC, a Delaware limited liability company			Impac Funding Corporation, a California corporation

By:	/s/ Robert W. Scholle		By	/s/ Ron Morrison
	Name:	Robert W. Scholle		Name:	Ron Morrison
	Title:	Manager		Title:	EVP

			By	/s/ William Ashmore
				Name:	William Ashmore
				Title:	President

The undersigned, guarantor of Tenant’s obligations under the Lease (“Guarantor”), consents and agrees to the terms of the above Amendment, ratifies Guarantor’s guaranty of the Lease, as amended by such Amendment (the “Guaranty”) and confirms that (i) all provisions of the Guaranty remain in full force and effect, and (ii) Guarantor presently has no offset, defense, claim or counterclaim with respect to Guarantor’s obligations under the Guaranty.

IMPAC MORTGAGE HOLDINGS, INC.,
a Maryland corporation

By:	/s/ William Ashmore
Name:	William Ashmore
Title:	President

Exhibit A

WORK LETTER (TENANT BUILD)

This Work Letter (“Work Letter”) describes and specifies the rights and obligations of Landlord and Tenant with respect to certain allowances granted to Tenant hereunder and rights and responsibilities of Landlord and Tenant with respect to the design, construction and payment for Tenant Improvements within the 2-4-7 Floor Premises.  The capitalized terms used in this Work Letter shall have the same definitions as set forth in the Lease, as amended by the Amendment to which this Work Letter is attached, to the extent that such capitalized terms are defined therein and not redefined in this Work Letter.  All references in this Work Letter to Sections of “the Lease” shall mean the relevant portions of the Lease, as amended by the Amendment to which this Work Letter is attached as Exhibit A and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 5 of this Work Letter.

SECTION 1

NO WORK BY LANDLORD

Tenant (or its subtenant(s)) is currently occupying the 2-4-7 Premises and acknowledges that Landlord has satisfactorily performed all of its construction and other obligations with respect to the 2-4-7 Premises, the Building and the Project under the Lease, and that neither Landlord, nor any agent, employee, representative or contractor of Landlord has made any representations or warranties of any kind with respect to the Premises, the Building or the Project or with respect to the suitability of them to the conduct of Tenant’s business, or has agreed to undertake any modifications, alterations, or improvements of the Premises, Building or Project.

SECTION 2

TENANT IMPROVEMENTS

2.1                               Construction of Tenant Improvements.  The “Tenant Improvements” shall consist of any and all improvements and work required to improve and alter the 2-4-7 Floor Premises (or any portions thereof) pursuant to this Work Letter.  If the Tenant Improvements are constructed in distinct phases as to different portions of the 2-4-7 Floor Premises (which Tenant shall have the right to do), this Work Letter (except for the Tenant Allowance provisions) shall apply separately as to the Tenant Improvements for each such phase.  The Tenant Improvements shall be undertaken and prosecuted in accordance with the following requirements:

2.1.1                        The Tenant Improvements shall be designed and constructed by Tenant in accordance with the Approved Working Drawings (as hereinafter defined) and the terms of this Work Letter; and Tenant shall abide by all reasonable non-discriminatory rules made by Landlord’s or Landlord’s property manager with respect to the use of freight, loading dock and service areas, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter.  All Construction Drawings (as hereinafter defined)

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prepared by the Architect (as hereinafter defined) shall follow Landlord’s CAD standards and requirements, which standards and requirements shall be provided to Tenant or the Architect upon request.

2.1.2                        The Tenant Improvements shall be prosecuted at all times in accordance with all state, federal and local laws, regulations and ordinances, including without limitation all OSHA and other safety laws and with all applicable rules, orders, regulations and requirements of the California Board of Fire Underwriters and the California Fire Insurance Rating Organization or any similar body.

2.1.3                        Tenant shall have its Approved Working Drawings submitted to the Building Department for “plan check” prior to the commencement of construction, and shall not commence construction without obtaining the permits and approvals (if any) that are necessary for the particular construction in question.  Tenant agrees that until Tenant receives a final permit for construction of the Tenant Improvements (a copy of which will be promptly delivered to Landlord), Tenant will not close up any walls within the 2-4-7 Floor Premises that it may have removed in connection with the Tenant Improvement work.

2.1.4                        The Contractor (as hereinafter defined) and each of its subcontractors shall comply with Landlord’s requirements as generally imposed on third party contractors, including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord prior to commencement of construction.  The Contractor and each of its subcontractors shall represent and warrant to Tenant that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Each of Tenant’s contractors shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or Common Areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the applicable contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant shall give to Landlord any assignment or other assurances that may be necessary to effect such right of direct enforcement.

2.1.5                        Tenant shall provide a construction schedule to Landlord prior to commencement of the Tenant Improvements work, and updates shall be supplied during the progress of the work when requested in writing by Landlord. Once the Final Working Drawings (as hereinafter defined) have been approved, Tenant shall promptly commence the performance of the Tenant Improvements and shall diligently and continuously prosecute such Tenant Improvements to completion.

2.1.6                        Tenant shall give Landlord five (5) days prior written notice of the commencement of construction so that Landlord may cause an appropriate notice of non-responsibility to be posted.

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2.1.7                        Tenant and Contractor shall hold periodic job meetings and shall notify Landlord at least 48 hours prior to such meetings and permit Landlord’s construction manager for the Project, at its election, to attend.

2.1.8                        Tenant shall furnish and install all interior floor coverings and finishes and be responsible for preparation of floor surfaces. All exposed concrete floors shall have a sealant applied. Kitchens and storage areas shall have thresholds at the doors in such a manner as will not permit the passage of water or other liquids to the adjacent tenant space.

2.1.9                        Tenant shall furnish and install all partitions and doors and all interior wall finish materials.  Inasmuch as the existing demising walls may not have not been designed for the Tenant Improvements, superimposed fixture loads and/or any unusual wall décor, Tenant shall modify and reinforce the existing walls as required and approved by Landlord, to accommodate any loading or other requirements required by Tenant’s design.  Any combustible materials applied to the demising partitions shall receive a U.L. labeled fire retardant coating.  Tenant shall provide sound and odor absorbent walls in such a manner that will not permit the passage of sound and/or odors through the wall(s) to the adjacent space(s).

2.1.10                 Tenant shall provide for and install all necessary telephone service equipment within the 2-4-7 Floor Premises in accordance with local utility requirements.

2.1.11                 All fixtures and mechanical equipment shall be placed and maintained by Tenant in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance to persons outside of the 2-4-7 Floor Premises;

2.1.12                 All materials and equipment to be installed, incorporated or located in or serving the 2-4-7 Floor Premises as a part of the Tenant Improvements shall be new and quality at minimum in keeping with Schedule 1 attached hereto pursuant to Section 3.1 below (provided, however, that HVAC and lighting controls must be Building standard as set forth in Schedule 1 attached hereto).

2.1.13                 No materials or equipment incorporated into or as part of the Tenant Improvements shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement of any kind;

2.1.14                 Unless unconditional written permission is granted from the artist (for the benefit of both Tenant and Landlord), Tenant will not install, affix, add or paint in or on, nor permit, any work of visual art (as defined in the Federal Visual Artists’ Rights Act of 1990 or any successor law of similar import) to be installed in or on, or affixed, added to, or painted on, the interior or exterior of the 2-4-7 Floor Premises, or any part thereof, including, but not limited to, the walls, floors, ceilings, doors, windows and fixtures included as part of the 2-4-7 Floor Premises, which work of visual art would, under the provisions of the Federal Visual Artists’ Rights Act of 1990, or any successor law of similar import, require the consent of the author or artist of such work before the same could be removed, modified, destroyed or demolished;

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2.1.15                 None of the Tenant Improvements shall incorporate any Hazardous Materials, including without limitation asbestos-containing construction materials into the 2-4-7 Floor Premises.

2.1.16                 During the Tenant Improvements work, Tenant shall provide trash removal service at areas designed by Landlord. It shall be the responsibility of Tenant and Tenant’s contractors to remove all trash and debris from the 2-4-7 Floor Premises on a daily basis and to break down all boxes and place all such trash and debris in the containers supplied for that purpose. If trash and debris are not removed on a daily basis by Tenant or Tenant’s contractor, then Landlord shall have the right to remove such trash and debris or have such trash and debris removed at the sole cost and expense of Tenant.

2.1.17                 Upon completion of each applicable portion of the Tenant Improvements work, Tenant shall cause to be provided to Landlord (i) as-built drawings of the applicable portion of the Tenant Improvements work signed by Architect and a certificate, in a form reasonably acceptable to Landlord (the then-current AIA form of certificate is deemed acceptable by Landlord), from Architect certifying that the construction of the Tenant Improvements in the applicable portion of the 2-4-7 Floor Premises has been substantially completed, (ii) CAD files of the improved space compatible with Landlord’s CAD standards, (iii) a final punchlist signed by Tenant, (iv) final and unconditional lien waivers from all contractors and subcontractors, (v) a duly recorded Notice of Completion of the Tenant Improvements, (vi) a certificate of occupancy for the applicable portion of the 2-4-7 Floor Premises, and (vii) a copy of all warranties, guaranties, and operating manuals and information relating to the Tenant Improvements, (collectively, the “Close-out Package”).  Should Tenant fail to provide complete CAD files compatible with Landlord’s standards as required herein, Landlord may cause its architect to prepare same and the cost thereof shall be reimbursed to Landlord by Tenant within 30 days of invoice therefor.  Disbursement of any portion of the Tenant Improvement Allowance shall not be deemed a waiver of Tenant’s obligation to comply with the foregoing provisions.  Tenant shall be responsible for the appropriateness and completeness of the Architect’s and contractors’ affidavits and waivers of lien and their approval of any of such work; Landlord shall have no responsibility for any of the foregoing.

2.2                               Tenant Improvement Allowance; Disbursement.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Two Million Six Hundred Twenty-Nine Thousand Three Hundred Fifty Dollars ($2,629,350), which Tenant Improvement Allowance will be disbursed in accordance with and subject to the terms of this Work Letter; provided, however, that the first One Million One Hundred Ninety-Five Thousand Dollars ($1,195,000) of the Tenant Improvement Allowance shall be disbursed to Landlord upon the Effective Date (the “Landlord Disbursement”) in full settlement of certain past due amounts owing from Tenant to Landlord under the Lease.  In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount that exceeds the Tenant Improvement Allowance.

2.2.1  Tenant Improvement Allowance Items.  Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord in accordance with the terms of this Work Letter for (A) the Landlord Disbursement, and thereafter (B) the following items and costs (collectively, the items under this clause (B) are called the “Tenant Improvement Allowance Items”): (i) the cost of all materials and labor to complete the Tenant Improvements including, without limitation, any modification to the Base, Shell and Core when

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required by the Approved Working Drawings, (ii) payment of the fees and charges of the Architect and the Engineers (defined in Section 3.1 of this Work Letter), (iii) payment for Construction Drawings and related costs, (iv) the cost of obtaining any and all permits for the construction of the Tenant Improvements; (v) the cost of any changes to the Construction Drawings or Tenant Improvements required by applicable building codes (collectively, the “Code”); and (vi) the Landlord Supervision Fee (as hereinafter defined).  Tenant Improvement Allowance Items shall not include any personal property of Tenant.  With respect to fees and charges of the Engineers, Landlord shall cause the Engineers to charge for their work an amount not to exceed the cost that comparable first-class, reputable and reliable companies would have charged Landlord if selected pursuant to competitive bidding procedures. Tenant shall have the right, at its sole cost and expense, to obtain at least one (1) additional proposal if necessary to confirm the amounts being charged pursuant to the foregoing sentence.

2.2.2    Use of Tenant Improvement Allowance as Rent Credit.  Notwithstanding the provisions of Section 2.2.1 above, Tenant may, by written notice to Landlord (the “Allowance Rent Credit Notice”) given after the Effective Date and prior to May 1, 2016, elect to utilize some or all of the Tenant Improvement Allowance, excluding (i) the Landlord Disbursement, (ii) any portion of the Tenant Improvement Allowance that has been disbursed or requested to be disbursed for Tenant Improvement Allowance Items prior to the Allowance Rent Credit Notice, and (iii) any portion of the Tenant Improvement Allowance that is or is reasonably expected to be owing to Landlord — e.g., the Landlord Supervision Fee (collectively, the “Excluded Amounts”), as a credit towards fifty percent (50%) of the monthly installments of Base Rent next coming due commencing with the June 1, 2016 monthly installment of Base Rent.  The Allowance Rent Credit Notice shall specify the amount of the Tenant Improvement Allowance (excluding the Excluded Amounts) that Tenant desires to so use as a Base Rent credit (the “Rent Credit Allowance Amount”).  Upon receipt of the Allowance Rent Credit Notice, Landlord shall have no obligation to disburse the Rent Credit Allowance Amount to Tenant for Tenant Improvement Allowance Items and shall, instead, apply the Rent Credit Allowance Amount (less any amounts then owing or expected to be owing to Landlord under this Work Letter) as a credit against fifty percent (50%) of the monthly installments of Base Rent next coming due commencing with the June 1, 2016 monthly installment of Base Rent until the full amount of the Rent Credit Allowance Amount has been credited against Base Rent, or, at Landlord’s option, Landlord may deliver a check in the Rent Credit Allowance Amount to Landlord (in which event, Tenant shall not be entitled to a credit of the Rent Credit Allowance Amount against Base Rent).  Any Tenant Improvement Allowance not utilized in accordance with the terms of this Work Letter by the date that is 24 months following the Effective Date shall inure to the benefit of Landlord, shall not be disbursed to Tenant, and Tenant shall not be entitled to any credit or payment or to apply the savings toward additional work.

2.2.3   Disbursement of Tenant Improvement Allowance.  During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance (subject to Sections 2.2.2 and 2.2.3.2), for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.3.1           On the last day of each calendar month, or as mutually determined by Landlord and Tenant in writing, during the period from the Effective Date through the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant may deliver to Landlord:  (i) a request for payment of the Contractor, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant

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Improvements in the applicable portion of the 2-4-7 Floor Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant’s Agents (defined in Section 4.1.2 of this Work Letter) for labor rendered and materials delivered to the applicable portion of the 2-4-7 Floor Premises; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall substantially comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d), or conditional releases if appropriate; and (iv) all other information reasonably requested in good faith by Landlord.  Within 30 days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant (unless otherwise requested by Tenant — for example, Tenant may request that the check be made payable to Tenant’s general contractor, in which event Landlord is hereby authorized to send such check directly to Tenant’s general contractor on Tenant’s behalf), in payment of the lesser of:  (A) the amounts so requested by Tenant, as set forth in this Section 2.2.3.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) of the amounts payable to the Contractor, and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Landlord Disbursement, the Final Retention or any Rent Credit Allowance Amount), provided that Landlord does not in good faith dispute any request for payment based on non-compliance of any work with the Approved Working Drawings or due to any substandard work, or for any other reason.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.3.2           Tenant shall pay a construction administration and supervision fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) one and one-half percent (1.5%) and (ii) an amount equal to the final hard and soft costs of the Tenant Improvements.  Landlord may disburse the Landlord Supervision Fee directly to itself on a periodic estimated basis out of the Tenant Improvement Allowance as the Tenant Improvement work progresses, with a final reconciliation upon completion of the Tenant Improvement work as to each applicable portion of the 2-4-7 Premises.  In consideration of Tenant’s payment of the Landlord Supervision Fee, Landlord shall not charge Tenant for the costs incurred by Landlord and Landlord’s consultants in connection with review of the Construction Drawings.

2.2.3.3           Subject to the provisions of this Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Tenant Improvements and Landlord’s receipt of the Close-Out Package as to the applicable portion of the Tenant Improvements work, provided that Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

2.2.3.4           Subject to Section 2.2.2, Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.  Except as expressly set forth herein with respect to the Tenant Improvement Allowance, Tenant shall be responsible for all costs and expenses attributable to the Tenant Improvements work.  All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease, subject to Section 5.4 of this Work Letter.  Landlord has no obligation to

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disburse any portion of the Tenant Improvement Allowance during any period when Tenant is in default under this Work Letter or the Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1  Selection of Architect/Construction Drawings.  Tenant shall retain an architect reasonably acceptable to Landlord (the “Architect”) to prepare the Construction Drawings.  Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to any structural, mechanical, electrical, plumbing, HVAC, life-safety, sprinkler, and sound attenuation work in the 2-4-7 Floor Premises.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”.  Tenant and Architect shall verify, in the field, the dimensions and conditions of the relevant portions of the Base, Shell and Core, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings shall be for its sole purpose and shall not obligate Landlord to review (or imply that Landlord has reviewed) the same for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.  Landlord has established specifications (the “Specifications”) for certain Building standard components to be used in the construction of Tenant Improvements, which Specifications are attached hereto as Schedule 1.  The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Tenant Improvements shall comply with certain Specifications as designated by Landlord.  Landlord may make reasonable changes to the Specifications for the Standard Improvement Package from time to time.

3.2  Space Plan.  In connection with Tenant’s submittal of the Final Working Drawings to Landlord pursuant to the terms of Section 3.3, below, Tenant shall supply Landlord with one electronic copy in CAD or REVIT format, signed by Architect and approved by Tenant, of its space plan for the applicable portion of the 2-4-7 Floor Premises (the “Space Plan”), which shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Space Plan.  Within five (5) Business Days following Landlord’s receipt of the Space Plan, Landlord shall return to Tenant one copy of the Space Plan with Landlord’s suggested modifications and/or approval.  Unless such action is taken, Landlord will be deemed to have accepted and approved the Space Plan.  If the Space Plan is returned to Tenant with comments, but not bearing approval of Landlord, the Space Plan shall be immediately revised by Tenant and resubmitted to Landlord for approval within five (5) Business Days of its receipt by Tenant.  Unless such action is taken, Tenant will be deemed to have accepted and approved all of Landlord’s comments on the Space Plan.  The above approval, comment and revision process shall be repeated until the Space Plan is approved (or deemed approved) by Landlord.  Landlord shall disapprove the Space Plan only for good cause, which the parties agree shall include the following:  (i) any adverse effect on the exterior appearance of the Building; (ii)

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any adverse impact on the Building structure; (iii) any adverse impact on the Building systems or equipment; (iv) any unreasonable interference with any other occupant’s normal and customary office operations, (v) any failure to comply with applicable Laws, (vi) any use or incorporation of Hazardous Materials, (vii) any required changes to the Common Areas, or (viii) any inconsistency with with general office uses in a first-class office building (each, a “TI Design Problem”).

3.3  Final Working Drawings.  After the Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the 2-4-7 Floor Premises, to enable the Engineers and the Architect to complete the Final Working Drawings (as that term is defined below) in the manner as set forth below, and Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the 2-4-7 Floor Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit to Landlord one electronic copy in CAD or REVIT format, and one hard copy signed by Architect and approved by Tenant, of such Final Working Drawings. The Final Working Drawings must be consistent with the Space Plan, compatible with the design, construction and equipment of the Building, in compliance with all applicable Laws, be capable of logical measurement and construction, contain all such information as may be required for the construction of the Tenant Improvements, and contain all partition locations, plumbing locations, air conditioning system and duct work, special air conditioning requirements, reflected ceiling plans, office equipment locations, and special security systems.  If the Final Working Drawings are returned to Tenant with comments within five (5) Business Days of their receipt by Landlord but not bearing approval of Landlord, the Final Working Drawings shall be immediately revised by the Architect and Engineer, as applicable, and resubmitted to Landlord for approval.  If the Final Working Drawings are not returned to Tenant within the above time period, Landlord will be deemed to have accepted and approved the Final Working Drawings. The above approval, comment and revision process shall be repeated until the Final Working Drawings are approved (or deemed approved) by Landlord.  Landlord shall disapprove the Final Working Drawings only for a TI Design Problem or non-compliance with this Section 3.3.

3.4  Approved Working Drawings.  The Final Working Drawings must be approved (or deemed approved) by Landlord which approval shall not be unreasonably withheld, delayed or conditioned, as provided above (the “Approved Working Drawings”) prior to the commencement of construction of the Tenant Improvements.  Concurrently with submittal to Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the 2-4-7 Floor Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned and which will be granted or withheld by Landlord within five (5) Business Days after submission by Tenant.

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SECTION 4

CONTRACTORS

4.1                               Selection of Contractor.

4.1.1                     A contractor selected by Tenant and reasonably acceptable to Landlord (the “Contractor”) shall be retained by Tenant to construct the Tenant Improvements.

4.1.2                     All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) shall be subject to the prior approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that at Landlord’s election, Tenant shall use the electrical, mechanical, plumbing and fire/life safety engineers and subcontractors designated by Landlord.

4.2                               Construction Contract; Excess Costs.  Tenant shall execute a construction contract and general conditions with Contractor for the applicable portion of the Tenant Improvements work (the “Contract”).  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract.  In the event that the costs relating to the design and construction of the Tenant Improvements shall be in excess of the Tenant Improvement Allowance, any such additional costs shall be paid by Tenant out of its own funds prorata with the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such payment shall be taken into account in the disbursement procedure for the Tenant Improvement Allowance described hereinabove (by way of example only, if the excess costs above the then remaining portion of the Tenant Improvement Allowance are 10% of the final cost estimate, then each disbursement will be 90% from the Tenant Improvement Allowance and 10% from Tenant), but Tenant shall continue to provide Landlord with the documents described in this Work Letter, above, for Landlord’s approval.

4.3                               Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same, and, provided further that such inspection is solely for the purpose of determining whether or not the Tenant Improvements are being constructed in strict accordance with the Approved Working Drawings.  Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved, provided that Landlord shall only disapprove any portion of the Tenant Improvements to the extent that same deviate from the Approved Working Drawings.  Any defects or material deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, however Tenant may use any remaining portion of the Tenant Improvement Allowance to correct such defect or material deviation, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, material deviation or matter might adversely affect the

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mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter.

SECTION 5

MISCELLANEOUS

5.1  Tenant’s Representative.  Tenant shall designate one or more representatives with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter, unless Tenant provides Landlord with written notice to the contrary.

5.2  Landlord’s Representative.  Landlord has designated Greg Galletly and Xaypra Barrios as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3  Time of the Essence.  Time is of the essence in all matters under this Work Letter in which time is a factor.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

5.4  Required Removables.  Landlord, by written notice to Tenant given at the time of Landlord’s approval of the Final Working Drawings, may require Tenant to remove, at Tenant’s expense, any Tenant Improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard general office improvements (collectively referred to as “Required Removables”).  Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type.  Tenant shall remove the Required Removables so designated by Landlord before the New Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the 2-4-7 Floor Premises for up to 5 business days after the New Termination Date for the sole purpose of removing the Required Removables.  Tenant’s possession of the 2-4-7 Floor Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term.  Tenant shall repair damage caused by the installation or removal of Required Removables.  If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs.  Tenant, within 20 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord.

5.5  Charges During Construction.  The terms of the Lease shall continue to apply during time periods in which this Work Letter is in effect, and Tenant shall continue to pay all Base Rent and Additional Rent due under the Lease, as amended by the Amendment, as provided in the Lease notwithstanding anything to the contrary set forth in this Work Letter.

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5.6  No Bonding.   Notwithstanding anything to the contrary set forth in the Lease, Tenant shall not be required to obtain or provide any completion or performance bond in connection with the construction of the Tenant Improvements.

5.7  Building Pre-Stocked Materials.  Tenant and Contractor will not be required to purchase from Landlord “Building Standard” materials or to purchase or use “Building Standard” materials other than as specified in attached Schedule 1.

5.8     Contractor Access and Parking.   Tenant’s Agents shall have free parking and free freight elevator and loading dock access (during normal business hours with respect to freight elevator and loading dock access) during construction, and the move-in of any of Tenant’s furniture, fixtures or equipment.

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Schedule 1 to Work Letter

BUILDING STANDARD TENANT IMPROVEMENT SPECIFICATIONS

TENANT AREA

1.                                      Demising Partitions

A.                                    3-5/8” x 20 ga metal studs at 16” oc. extended full height to underside of floor or roof deck with deflection slip track at top.  Fire caulk top track to deck.

B.                                    5/8” type ‘X’ gypsum wallboard full height, one layer each side of wall.

C.                                    Full height R-13 batt insulation.

D.                                    Partitions to be taped smooth and sanded to receive paint or wallcovering finish.

E.                                     Straight line termination at building columns and window mullions with sound seal neoprene gasket closure/fillers.

F.                                      Stagger electrical outlets and other gang box wall penetrations.

G.                                    Caulk entire partition perimeter along floor line, top of wall to deck intersection and at perimeter columns and window mullion intersected surfaces.

H.                                   Sound boots at HVAC penetrations.

2.                                      Interior Partitions

A.                                    3-5/8 x 20 ga. metal studs at 24” or 16” oc (L/240 deflection criteria), braced to structure above.

B.                                    5/8” type ‘X’ gypsum wallboard, one layer each side of wall.

C.                                    Partition taped smooth to receive paint or wall covering (Type III).

D.                                    Sound sealed gasket closure at mullion terminations.  Do not anchor to window wall system.

3.                                      Perimeter Wall and Column Furring (by tenant)

A.                                    2-1/2” x 20 ga. metal studs at 24” oc, braced to structure above.

B.                                    5/8” type ‘X’ gyp-board taped smooth to receive paint or wall covering.

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C.                                    R-11  batt insulation.

D.                                    Sound sealed gasket closure at mullion terminations.  Do not anchor to window wall system.

4.                                      Perimeter Window Wall Sill Furring (by tenant)

A.                                    Custom gypsum wallboard adapter with anodized finish to match window wall system.  Tenant to purchase custom adapter, , from Building Owner’s supplier.

B.                                    2-1/2”“ x 20 ga in-fill furring at 24” oc punched for utility conduits.  R-11  batt insulation.

C.                                    One layer of 5/8” type ‘X’ gyp-board taped smooth to receive paint or wall covering.

5.                                      Doors

A.                                    Size:                      3’-0” x 8’-10”

B.                                    Finish:            Quarter sliced cherry (or equivalent) wood veneer with clear gloss finish.
The finish selection has not been determined

C.                                    20 minute label where required.

6.                                      Door Frames

A.                                    Interior Tenant Space:  Western Integrated clear anodized aluminum frame, factory finish, 1-3/4” profile.

B.                                    20 minute label where required.

7.                                      Door Hardware

A.                                    Lockset / Latchset / Cylinder / Strike: Schlage L9000 series, 626 satin chromium finish.

B.                                    Lever:  Schlage L—17A, 626 satin chromium finish.  40” mtg. Ht.

C.                                    Hinges:       4-1/2” x 4-1/2” Hager BB1279, satin finish (4 per door).

D.                                    Closers:  Norton 8500 series, 652 satin chromium finish, with ADA calibrator.

E.                                     Stops:  Trimco W1276 CCS, satin finish.

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8.                                      Ceilings

A.                                    Ceiling Tiles:  Armstrong Cirrus Open Plan #558 w/ beveled tegular edge profile NRC — 0.75, AC — 170 (or the equivalent), 24” x 24” x 7/8” tile.  Color: white finish.

B.                                    Ceiling Grid:  Armstrong Silhouette XL 9/16” bolt-slot system w/ 1/8” reveal (or the equivalent).  Color:  white finish.

C.                                    Ceiling Height:                10 ‘-6”

9.                                      Flooring

A.                                    Carpeting:  Shaw, Cypress Point II 32oz (or equivalent).  Installation:  Over 3/8” Nova pad (or equivalent).  Color:   Selected by Tenant from Mfr.’s standard or higher grade range.

B.                                    VCT:  Armstrong Stone Tex (or equivalent).  Color:  Selected by Tenant from Mfr.’s standard or higher grade range.

C.                                    Base:  Burke 2 ½” coveless in carpeted areas, coved in hard surface areas.  Color:  Selected by Tenant from Mfr.’s standard or highter grade range.

10.                               Exterior Window Wall Coverings

A.                                    Mechanism: MechoShade Systems Mecho III Bracket, manually chain operated, maximum shade height 11 ‘-0” (ground floor 15’).  Use MechoShade Extended Bracket (where required) for shade heights exceeding 12’-0” (ground floor 15’) or shades with blackouts exceeding 8’-0”

B.                                    Installation:  Recessed / Flush ceiling installation with removable Mecho Snap-Loc Fascia enclosure plates and end fillers.  Bracket assembly anchored to metal stud framing suspended from structure above.

C.                                    Fascia Type:  Closure assembly as required for gyp-board or lay-in ceiling tile installation.

D.                                    Fascia / Closure Assembly Finish:  Clear anodized to match window wall system.

E.                                     Shade Material:  MechoShade EuroVeil, Dense Basket Weave, 5% openness.  Color / Pattern:  # 5306 Silver Birch

F.                                      Fry-Reglet, ‘Z’ edge molding (where required) between Mecho Bracket and window wall system for Bracket alignment.  Anodized finish to match window wall system.  Do not anchor to window wall system.  Z molding to be mounted integral with Mecho shade assembly.  Where used, ‘Z’ molding to run continuous between partitions or columns.

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11.                               Painting

A.                                    Two coats of finish paint over primer.  Dunn-Edwards (or equivalent).  Color selected by Tenant from Mfr’s. standard or higher grade color range.

12.                               Lighting Fixtures

A.                                    Peerless — Peerlite — Cerra 7 suspended light fixtures with two (2), 28 watt T5 lamps.  Fixtures at perimeter building wall spaces (alignment and direction) to be approved by Landlord.  Lighting fixtures to meet title 24 requirements or 2’ x 4’/2’ x 2’ fixtures reasonably acceptable to Landlord.

13.                               Lighting Controls

A.                                    Motion Sensors: Novitas model 01-100 series.  White finish cover plate.

B.                                    Wall Switch Light Controls:  General Electric or equal, white finish cover plate.  Vertically mounted 40” AFF.  Switched / paired in double gang box to meet title 24 requirements.

14.                               Electrical Wall Outlets

A.                                    General Electric or equal, self grounding duplex type, white finish cover plate.  Vertically mounted 15” AFF

15.                               Telephone, Computer Data and Cable Wall Outlets

A.                                    Single gang box, white finish cover plate.  Vertically mounted 15” AFF

16.                               HVAC

A.                                    2’ x 2’ perforated diffusers in accessible ceiling areas, linear diffusers in drywall ceiling areas.  Color:  White finish.

B.                                    Thermostats located per title 24 zone requirements.  Mounted 40” AFF.  White finish cover.

C.                                    Design to be compatible with base building system Tenant’s design to be reviewed and approved by Landlord’s mechanical engineers.

17.                               Fire Extinguisher Cabinets

A.                                    Potter-Roemer, satin stainless steel finish frame, clear glass view.

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18.                               Sprinklers / Smoke & Fire Detectors / Life Safety Devices

A.                                    Sprinklers:  Semi-recessed chrome heads in ceiling areas.  Type:  Quick response compatible with base building smoke management and event matrix report.

B.                                    Smoke / Fire Detectors:  Compatible with Building smoke management and event matrix report.  White finish cover housing where visible.

C.                                    All life / safety features to be compatibile with Base Building design.

19.                               Exit Signs

Isolite, 2040-50-20, self-illuminated emergency type.  White finish frame with green letters

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Exhibit B

PARKING AGREEMENT

Tenant and Landlord agree to the terms, conditions and provisions of this Exhibit (the “Parking Agreement”).  The capitalized terms used in this Exhibit shall have the same definitions as set forth in the Lease, as amended by the Amendment to which this Exhibit is attached, to the extent that such capitalized terms are defined therein and not redefined in this Parking Agreement.  Landlord at its sole discretion shall have the right to implement valet assist for some or all of Tenant’s parking and/or require Tenant to utilize the top two floors of the Project Parking Structure, as may be reasonable necessary, as determined by Landlord in its good faith but sole discretion, to accommodate Tenant’s parking ratios.  In the event of any conflict between the Lease and this Parking Agreement, this Parking Agreement shall control.

Landlord shall make available to Tenant, and Tenant shall have the right but not the obligation to (A) rent from Landlord, commencing on the Effective Date, on a monthly basis, up to 4.5 unreserved parking passes for every 1,000 RSF of (i) the 2-4-7 Floor Premises (exclusive of the Basement Premises), and (ii) until the First Floor Surrender Date, the First Floor Premises (the “Parking Passes”), on a monthly basis throughout the Term, and (B) obtain from Landlord, commencing on the Effective Date and continuing until the 3-5-6 Surrender Date, on a monthly basis, up to 5 unreserved parking passes for every 1,000 RSF of the 3-5-6 Floor Premises (the “3-5-6 Parking Passes”), which 3-5-6 Parking Passes shall be free of charge to Tenant except as otherwise provided herein.  Tenant may change the number of Parking Passes rented pursuant to this Parking Agreement upon at least thirty (30) days prior written notice to Landlord, provided that in no event shall Tenant be entitled to rent more than the amount of Parking Passes determined pursuant to this Parking Agreement.  Each of the Parking Passes and each of the 3-5-6 Parking Passes shall entitle Tenant to use one unreserved parking stall in the Project Parking Structure.  Tenant shall pay to Landlord for the Parking Passes (but not the 3-5-6 Parking Passes) at the following rates:

Unreserved Parking Passes:

Months 1- 54:	$65.00 per Parking Pass, per month
Months 55-108:	$75.00 per Parking Pass, per month

Tenant shall have the right, upon not less than 30 days written notice to Landlord given not later than six (6) months after the Effective Date (the “Outside Conversion Date”), to convert (i) up to twenty (20) of the unreserved Parking Passes (but not the 3-5-6 Parking Passes) to reserved parking in the Project Parking Facilities (parking structure) in locations designated by Landlord, and/or (ii) up to twenty-five (25) of the unreserved Parking Passes (but not the 3-5-6 Parking Passes) to reserved locations in the parking facilities located beneath the Building.  Landlord shall mark such reserved parking locations as “reserved” (at Tenant’s request and expense) in locations as mutually agreed between Landlord and Tenant, which shall be as shown on Exhibit 1 attached hereto with respect to the underground reserved spaces, and shall use commercially reasonable efforts to prevent unauthorized vehicles from parking in Tenant’s reserved spaces.

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Any unreserved Parking Passes that Tenant fails to convert to reserved Parking Passes in accordance with the foregoing provisions prior to the Outside Conversion Date (or that Tenant, after  having converted to reserved Parking Passes prior to the Outside Conversion Date, converts back from reserved to unreserved, which Tenant shall have the right to do on not less than 30 days’ notice) shall no longer be convertible to reserved.  Tenant shall pay to Landlord for such reserved Parking Passes at the following rates:

Reserved Parking Passes in Project Parking Structure:

Months 1-54:	$100.00 per Parking Pass, per month
Months 55-108:	$125.00 per Parking Pass, per month

Underground Reserved Parking Passes:

Months 1-54:	$150.00 per Parking Pass, per month
Months 55-108:	$175.00 per Parking Pass, per month

Tenant shall pay Landlord the rent for the Parking Passes (but not the 3-5-6 Parking Passes), without notice or prior demand, on the first day of each calendar month during the Term, as an item of Additional Rent.  Any partial month in which a Parking Pass is rented pursuant hereto shall be charged for the full month.  No deductions from the monthly charge shall be made for days on which any Parking Passes are not used by Tenant.  Tenant may, from time to time request additional Parking Passes, and if Landlord shall provide the same, such Parking Passes shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and at such prevailing monthly parking charges as shall be established by Landlord from time to time.  The rates for Parking Passes during any Renewal Term shall be on a monthly basis at the prevailing rate charged by Landlord or the parking operator from time to time at the Project, except that such rates shall be taken into account in any “fair market rent” determinations under the renewal provisions of the Lease.  In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of Parking Passes by (or granting of the 3-5-6 Parking Passes to) Tenant or the use of the Project Parking Facilities by Tenant.

During the Term, Tenant shall have the right to purchase parking validation stickers if provided by Landlord (or Tenant may validate visitor parking by such other method or methods as Landlord may reasonably establish from time to time) at the prevailing validation rate charged by Landlord or the parking operator from time to time at the Project generally applicable to visitor parking.  Employees shall in no event be considered visitors and may not park in visitor parking.  Landlord shall provide handicapped parking in the Project Parking Facilities separate and apart from the Parking Passes rented by (or granted to) Tenant pursuant hereto.

Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project Parking Facilities and improvements (provided that the number of Tenant’s Parking Passes are not reduced as a result thereof) at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this, from time to time, close-off or restrict access to the Project Parking Facilities for purposes of permitting or facilitating any such construction, alteration or improvements, provided that such access restriction may only be made by Landlord to the extent required by applicable Law or as reasonably necessary on a temporary basis in the event of damage, destruction or new

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construction.  Landlord shall use commercially reasonable efforts to cause any such work to be conducted in a manner that will minimize any inconvenience to Tenant.  During such periods, Landlord shall provide alternative parking so long as Tenant is still using the Premises during such Premises for business operations.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control and obligations attributed hereby to the Landlord as so delegated, but such delegation shall not relieve Landlord of its obligations hereunder.  The Parking Passes rented by Tenant pursuant to this Lease are provided to Tenant solely for use by Tenant’s own personnel and such Parking Passes may not be transferred, assigned, subleased or otherwise alienated by Tenant, except to a transferee permitted by Section 13 of the Lease.

During periods in which the number of parking spaces in the Parking Structure are inadequate to provide a separate parking stall for employees of tenants in the Project seeking such parking (and who have been granted a Parking Pass by Landlord or its affiliate in accordance with the terms of the leases of such tenants in the Project), Landlord shall implement commercially reasonable efforts to attempt to accommodate the parking needs of such employees, including attendant-assisted parking during peak hours, restricting roof parking during Building Hours after 9:00 a.m. in order to minimize conflicts on the roof between monthly parkers and attendants, investigating possible offsite parking arrangements with specific tenants, and monitoring assisted parking totals, peak usage and peak validation on a daily basis.  In that regard, Landlord shall, upon request from time to time by Tenant, provide Tenant with monthly and year-to-date summary information regarding such assisted parking totals, peak usage and peak validation in the Parking Structure.

Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Project Parking Facilities.  Landlord reserves the right to adopt, modify and enforce reasonable rules (“Rules”) governing the use of the Project Parking Facilities from time to time including any key-card, sticker or other identification or entrance system and hours of operation; provided (i) that Tenant shall not be required to incur any additional net costs in connection with a change by Landlord in its current parking Rules, and (ii) Rules relating to hours of operation shall not impair Tenant’s use of the Project Parking Facilities in accordance with the other provisions of this Lease.  The rules set forth herein are currently in effect.  Landlord may refuse to permit any person who violates such rules to park in the Project Parking Facilities, and any violation of the rules shall subject the car to removal from the Project Parking Facilities.

Unless specified to the contrary above, the Parking Passes hereunder shall permit parking on a non-designated “first-come, first-served” basis.  Tenant acknowledges that Landlord has no liability for claims arising through acts or omissions of any independent operator of the Project Parking Facilities.  Landlord shall have no liability whatsoever for any damage to items located in the Project Parking Facilities, nor for any personal injuries or death arising out of any matter relating to the Project Parking Facilities, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Project Parking Facilities.  Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents.  Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of

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tenants or other parties, which assignment and reservation or spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any location designated for such assigned or reserved parking spaces.  Tenant acknowledges that the Project Parking Facilities may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Project Parking Facilities, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control.  In such event, Landlord shall refund any prepaid parking rent hereunder, prorated on a per diem basis.

If Tenant shall default under this Parking Agreement, Landlord or the operator shall have the right to remove from the Project Parking Facilities any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever.  Any default by Tenant under the Lease shall be a default under this Parking Agreement, and any default under this Parking Agreement shall be a default under the Lease.

RULES

(i)                                     Project Parking Facilities hours shall be 6:00 a.m. to 8:00 p.m., however, Tenant shall have access to the Project Parking Facilities on a 24 hour basis, 7 days a week.  Tenant shall not store or permit its employees to store any automobiles in the Project Parking Facilities without the prior written consent of the operator.  Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Project Parking Facilities, or on the Project.  If Tenant or its employees should leave an automobile in the Project Parking Facilities overnight or for multiple consecutive nights (which shall in no event exceed 14 consecutive Business Days without Landlord’s prior reasonable approval), Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.  No such notice shall be required with respect to reserved spaces unless the overnight parking therein will exceed 14 consecutive Business Days)..

(ii)                                  Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii)                               All directional signs and arrows must be observed.

(iv)                              The speed limit shall be 5 miles per hour.

(v)                                 Parking spaces reserved for spaces for handicapped persons must be used only by vehicles properly designated.

(vi)                              Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)                                 Areas not striped for parking

(b)                                 aisles

(c)                                  where “no parking” signs are posted

(d)                                 ramps

(e)                                  loading zones

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(vii)                           Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator.  Such device must be displayed as requested and may not be mutilated in any manner.  The serial number of the parking identification device may not be obliterated.  Parking spaces and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(viii)                        Project Parking Facilities managers or attendants are not authorized to make or allow any exceptions to these Rules.

(ix)                              Every parker is required to park and lock his/her own car.

(x)                                 Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the Project Parking Facilities manager immediately.  Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution.  Lost or stolen spaces and devices found by Tenant or its employees must be reported to the office of the garage immediately.

(xi)                              Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited except by Landlord or Landlord’s vendors or concessionaires.  Parking spaces may be used only for parking automobiles.

(xii)                           By signing this Parking Agreement, Tenant agrees to acquaint all persons to whom Tenant assigns a parking pass with these Rules.

(xiii)                        As used in this Parking Agreement, “automobile” and “car” include light trucks, motorcycles, scooters and mopeds.

Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of parking in the Project Parking Facilities, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action.  TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY LOSS OR DAMAGE TO AUTOMOBILES OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING FACILITY OR EXERCISE OF ANY RIGHTS UNDER THIS PARKING AGREEMENT, WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S ACTIVE NEGLIGENCE OR NEGLIGENT OMISSION.  THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE SHALL NOT APPLY HOWEVER TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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EXHIBIT 1 TO PARKING AGREEMENT

HHA
IMPAC
Impac Spaces
1-23
54/55
Potential Demo
of Battery Room
Impac
Potential Impac
Impac (Currently DLS)

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EXHIBIT C - NEW SITE PLAN

JAMBOREE ROAD
BLDG. 2
19530
BLDG. 3
19500
BLDG. 1
19540
BLDG. 4
19510
FAIRCHILD ROAD
PARKING
STRUCTURE
BLDG. 5
19520

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Exhibit D

Form of SNDA

Subordination, Non-Disturbance and Attornment Agreement

AFTER RECORDING, RETURN TO:

Berkadia Commercial Mortgage LLC

323 Norristown Road, Suite 300

Ambler, PA 19002

Attn:  Client Relations Manager — Loan # 01-0072175

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (“Agreement”), is made as of this      day of         , 2015 among Wells Fargo Bank, National Association, not individually, but solely as Trustee for the Certificate Holders of Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-6 under that certain Pooling and Servicing Agreement dated as of November 1, 2006 (“Lender”), by and through Berkadia Commercial Mortgage LLC, a Delaware limited liability company, Sub Servicer, by and through KeyBank National Association, Master Servicer, pursuant to that certain Sub-Servicing Agreement by and between Master Servicer and Sub Servicer, Scholle Development SPE I, LLC, a Delaware limited liability company (“Landlord”), and Impac Funding Corporation, a California corporation (“Tenant”).

Background

Lender is the owner and holder of a first priority deed of trust, mortgage or deed to secure debt on certain real and personal property and improvements as further described on Exhibit A attached hereto and made a part hereof for all purposes, and the building and improvements thereon (collectively, the “Property”), recorded on November 2, 2006, as Instrument No.2006000743560 in the official records of the County of Orange, California and subsequently modified by that certain Modification of Deed of Trust recorded on February 28, 2013, as Instrument No. 2013000123596 in the official records of the County of Orange, California (together, the “Security Instrument”)

Tenant is the lessee under the written, unrecorded lease described in Exhibit B attached hereto (as the same may from time to time be assigned, subleased, renewed, extended, amended, modified or supplemented, collectively the “Lease”), demising a portion of the Property described more particularly in the Lease (the “Demised Premises”).

Landlord, Tenant and Lender desire to enter into the following agreement with respect to the priority of the Lease and Security Instrument.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained and other good and valuable consideration, the parties hereto do hereby mutually covenant and agree as follows:

1.              Tenant agrees that the Lease and all terms and conditions contained therein and all estates, rights options, liens and charges created thereby are subordinated and made subject to the Security Instrument and the lien and priority thereof, and to all present or future advances under the obligations secured thereby and to all renewals, extensions, amendments, modifications and/or supplements of same, to the full extent of all amounts secured thereby from time to time.

2.              So long as (a) the term of the Lease has commenced, as evidenced by the Lease being fully executed by the parties thereto, (b) Tenant is in possession (either directly or through permitted subleases) of the Demised Premises and (c) the Lease is in full force and effect and no uncured event of default on the part of Tenant under the Lease exists beyond Tenant’s time to cure the default under the terms of the Lease; then Lender agrees that the term of the Lease shall not be terminated or modified in any respect whatsoever and Tenant’s right of possession to the Demised Premises and its rights in and to any common areas and its other rights arising out of the Lease will all be fully recognized and protected by Lender and shall not be disturbed, canceled, or terminated by reason of the foreclosure (whether judicial or nonjudicial), deed in lieu of foreclosure, or other sale of the Property in connection with enforcement of the Security Instrument or any other action or proceeding instituted by Lender to foreclose the Security Instrument, or any extension, renewal, consolidation or replacement of same, irrespective of whether Tenant shall have been joined in any action or proceeding.  Provided, however, that if such joinder does result in the automatic termination of the Lease, provided that the conditions set forth above in (a), (b), and (c) are met at the time of such termination, Successor Owner (hereinafter defined) shall enter into a replacement lease with Tenant upon the same terms and conditions as the Lease.

3.              In the event that any party acquires legal title to the Property by foreclosure (whether judicial or nonjudicial) of the Security Instrument, deed-in-lieu of foreclosure, or other sale in connection with the enforcement of the Security Instrument or otherwise in satisfaction of the underlying Loan (the “Successor Owner”), Tenant shall attorn to the Successor Owner and recognize Successor Owner as its landlord under the Lease, and, provided that the conditions set forth in Section 2 above are met at the time Successor Owner becomes owner of the Property Successor Owner will recognize and accept Tenant as its tenant thereunder, whereupon, the Lease shall continue in full force and effect as a direct lease between Successor Owner and Tenant for the full term thereof, together with all extensions and renewals thereof, and Successor Owner shall thereafter assume and perform all of Landlord’s obligations arising from and after the date title to the Property was transferred to Successor Owner, as Landlord under the Lease with the same force and effect as if Successor Owner was originally named therein as Landlord.  In no event, however, will any Successor Owner be:

a.              liable for any default, act or omission of any prior landlord, including Landlord (except Successor Owner shall not be relieved from the obligation to cure any defaults which are non-monetary and continuing in nature, and such that Successor Owner’s failure to cure would constitute a continuing default under the Lease; for the avoidance of doubt, defaults which are non- monetary include repair and maintenance defaults even though curing such defaults may require the expenditure of money); or

b.              subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); provided, however, that Tenant shall retain the right to any offset or defense against Successor Owner as to any matters constituting a default under the Lease and (i) which arise after Successor Owner has acquired legal title to the Property and/or (ii) which are non-monetary and continuing as of the date Successor Owner acquires legal title to the Property and can be cured but remain uncured beyond Successor Owner’s applicable cure period; or

c.               bound by any rent or additional rent which Tenant might have paid for more than one (1) month in advance to any prior landlord (including Landlord); or

d.              bound by any amendment, supplement, or modification of the Lease, or waiver of Lease terms, which revise Tenant’s or Landlord’s monetary obligations under the Lease, modifies the term of the Lease, the parties’ termination rights or the description of the Leased Space, not consented to in writing by Lender, other than amendments, supplements, or modifications (i) that Landlord is entitled to enter into without the consent of Lender under the terms of the loan documents relating to the loan secured by the Security Instrument, or (ii) made solely for purposes of documenting the exercise of rights expressly set forth in the Lease(e.g. assignment and subletting, to the extent permitted by the Lease); or

e.               liable for any security deposit or other prepaid charge not actually received by Lender;

f.                liable or bound by any right of first refusal to purchase or option to purchase all or any portion of the Premises; or

g.               liable for construction, completion or payment to Tenant for any improvements to the Premises or as required under the Lease for Tenant’s use and occupancy (whenever arising); provided, however, this clause (g) shall in no way modify, limit or impair any obligation of Successor Owner to perform maintenance and repair obligations to existing improvements and provided further that if Successor Owner fails to perform any such maintenance and repair obligations, then Tenant shall have all rights and remedies available to it in the Lease, at law, and in equity.

4.              Notwithstanding anything to the contrary in this Agreement or otherwise, in the event the Successor Owner acquires legal title of the Premises as provided in paragraph 3 above, the liability of Successor Owner under the Lease shall be limited to Successor Owner’s interest in the Premises, and upon any assignment or other transfer of Successor Owner’s interest in the Premises, Successor Owner shall be discharged and released from any obligation or liability under the Lease arising or accruing after the date of such assignment or transfer.  Although the foregoing provisions of this Agreement are self-operative, Tenant agrees to execute and deliver to Lender or any Successor Owner such further instruments as Lender or a Successor Owner may from time to time reasonably request in order to confirm this Agreement.

5.              Tenant agrees not to subordinate the Lease to any other lien or encumbrance which (i) affects the Premises under the Lease, or any part thereof, or (ii) is junior to the Security Instrument, without the express written consent of Lender, and any such subordination or any such attempted subordination or agreement to subordinate without such consent of Lender, shall be void and of no force and effect.  Landlord acknowledges that this paragraph 5 prevails over any contrary provisions in the Lease.

6.              Tenant agrees that, until the Security Instrument is satisfied of record by Lender, it will not exercise any remedies under the Lease following a Landlord default without having first given to Lender (a) written notice of the alleged Landlord default and (b) the opportunity to cure such default within the time periods provided for cure by Landlord, measured from the time notice is received by Lender. Tenant acknowledges that Lender is not obligated to cure any Landlord default, but if Lender elects to do so, Tenant agrees to accept cure by Lender as that of Landlord under the Lease and will not exercise any right or remedy under the Lease for a Landlord default. Performance rendered by Lender on Landlord’s behalf is without prejudice to Lender’s rights against Landlord under the Security Instrument or any other documents executed by Landlord in favor of Lender in connection therewith.

7.              All notices under this Agreement will be effective only if made in writing and addressed to the address for a party provided below such party’s signature. A new notice address may be established from time to time by written notice given in accordance with this Section. All notices will be deemed received only upon actual receipt or refusal of delivery. Notice to outside counsel or parties other than the named Tenant, Lender and Landlord, now or hereafter designated by a party as entitled to notice, are for convenience only and are not required for notice to a party to be effective in accordance with this section.

8.              Tenant agrees not to pay rent more than one (1) month in advance unless otherwise specified in the Lease.  After notice is given to Tenant by Lender that Landlord is in default under the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the assignment of leases and rents granted by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender all rent and all other amounts due or to become due to Landlord under the Lease, and Landlord hereby expressly authorizes Tenant to make such payments to Lender upon reliance on Lender’s written notice (without any inquiry into the factual basis for such notice or any prior notice to or consent from Landlord) and hereby releases Tenant from all liability to Landlord in connection with Tenant’s compliance with Lender’s written instructions.

9.              This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that in the event of the assignment or transfer of the interest of Lender to a party that assumes Lender’s obligations and liabilities hereunder, all obligations and liabilities of Lender under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Lender’s interest is assigned or transferred.

10.       In the event of any litigation or other legal proceeding arising between the parties to this Agreement, whether relating to the enforcement of a party’s rights under this Agreement or otherwise, the prevailing party shall be entitled to receive its reasonable attorney’s fees and costs of suit from the non-prevailing party in such amount as the court shall determine.

11.       Any provision of this Agreement which is determined by a government body or court of competent jurisdiction to be invalid, unenforceable or illegal shall be ineffective only to the extent of such holding and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.

12.       Defined terms used in this Agreement may be used interchangeably in singular or plural form, and pronouns cover all genders. Unless otherwise provided herein, all days from performance shall be calendar days, and a “business day” is any day other than Saturday, Sunday and days on which Lender is closed for legal holidays, by government order or weather emergency.

13.       This Agreement shall be governed by the laws of the State in which the Property is located (without giving effect to its rules governing conflicts of laws).

14.       This Agreement is the entire agreement between the parties relating to the subordination and nondisturbance of the Lease, and supersedes and replaces all prior discussions, representations and agreements (oral and written) with respect to the subordination and nondisturbance of the Lease.  This Agreement controls any conflict between the terms of this Agreement and the Lease.  This Agreement may not be modified, supplemented or terminated, nor any provision hereof waived, unless by written agreement of Lender and Tenant, and then only to the extent expressly set forth in such writing.

15.       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURES AND NOTARIES APPEAR ON THE FOLLOWING PAGES

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

LENDER:	LENDER NOTICE ADDRESS:

Wells Fargo Bank, National Association, not individually, but solely as Trustee for the Certificate Holders of Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-6, Trustee

By: KeyBank National Association, its Master Servicer

Wells Fargo Bank, National Association, Trustee c/o Berkadia Commercial Mortgage LLC 323 Norristown Road, Suite 300 Ambler, PA 19002 Attn: Client Relations Manager For Loan # 01-0072175

By: Berkadia Commercial Mortgage LLC, a Delaware limited liability company, its Sub Servicer

By:

Name:

Title:	Authorized Representative

Notary Acknowledgment for Lender:

COMMONWEALTH OF PENNSYLVANIA	:
: ss
COUNTY OF MONTGOMERY	:

If executed in California:  The Notary Public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

On                       , before me,                       , Notary Public, personally appeared                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the Commonwealth of Pennsylvania that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

SIGNATURE OF NOTARY PUBLIC

{seal}

[Tenant’s Signature and Acknowledgment continued on next page]

13

TENANT:	TENANT NOTICE ADDRESS:

IMPAC FUNDING CORPORATION, a California corporation	Impac Funding Corporation 19500 Jamboree Road Irvine, CA 92612 Attn: General Counsel

By:

Name:

Title:

Notary Acknowledgment for Tenant:

STATE OF CALIFORNIA	:
: ss
COUNTY OF ORANGE	:

If executed in California:  The Notary Public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

On                       , before me,                       , Notary Public, personally appeared                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

SIGNATURE OF NOTARY PUBLIC

{seal}

[Landlord’s Signature and Acknowledgment continued on next page]

14

LANDLORD:	LANDLORD NOTICE ADDRESS:

Scholle Development SPE I, LLC, a Delaware limited liability company	Scholle Development SPE I, LLC 19520 Jamboree Road, Suite 130 Irvine, CA 92612 Attention: Robert Scholle

By:		With a copy to:
Dorn-Platz Properties
Name:	Robert Scholle	19520 Jamboree Road, Suite 130
Irvine, CA 92612
Title:	President	Attention: Lease Administrator

Notary Acknowledgment for Landlord:

STATE OF CALIFORNIA	:
: ss
COUNTY OF ORANGE	:

If executed in California:  The Notary Public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

On                       , before me,                       , Notary Public, personally appeared                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

SIGNATURE OF NOTARY PUBLIC

{seal}

15

EXHIBIT A

LEGAL DESCRIPTION

All that certain real property situated in the City of Irvine, County of Orange, State of California, described as follows:

PARCEL A:

Parcels 1 and 3 as shown on Parcel Map # 2003-119, filed in Book 352, Pages 9-13 inclusive of Parcel Maps, in the office of the County Recorder of said County.

PARCEL B:

Parcel 7 as shown on Exhibit B attached to Lot Line Adjustment 436775-LL recorded on March 15, 2007 as Instrument No. 2007000165409 in the Official Records of said County.

PARCEL C:

Parcel 10A as shown on Exhibit B attached to Lot Line Adjustment 448941-LL recorded on February 18, 2010 as Instrument No. 2010000075876 in the Official Records of said County.

PARCEL D:

Parcel D as shown on Exhibit B attached to Lot Line Adjustment 553794-LL recorded on February 28, 2013 as Instrument No. 2013000123725 in the Official Records of said County.

EXCEPTING FROM THE FOREGOING PARCELS A, B, C AND D, all oil, oil rights, minerals, minerals rights, natural gas, natural gas rights, and other hydrocarbons by whatsoever name known that may be within or under the Parcel of land hereinabove described. Together with the perpetual right of drilling, mining, exploring and operating therefor and storing in and removing the same form said land or any other land, including the right to whipstock or directionally drill and mine from lands other than those hereinabove described, oil or gas wells, tunnels and shafts into, through or across the subsurface of the land hereinabove described, and to bottom such whipstocked or directionally drilled wells, tunnels and shaft under and beneath or beyond the exterior limits thereof, and to redrill, retunnel, equip, maintain, repair, deepen, and operate any such wells or mines, without however, the right to drill, mine, store, explore and operate through the surface or the upper five hundred (500) feet of the subsurface of the land hereinabove described, as reserved by Irvine Industrial Complex, a California Corporation in deed recorded January 31, 1977 as Instrument No. 40776 in Book 12052, Page 1304 of Official Records.

PARCEL E:

An easement for purposes of a reciprocal ingress and egress as set forth in that Access Easement Agreement recorded on May 11, 2007 as Instrument No. 2007000308910 in the Official Records of said County.

PARCEL F:

Easements and other rights for the benefit of Parcels A and B as set forth in the Declaration of Covenants, Conditions and Restrictions and Reservation of Easements recorded on May 11, 2007 as Instrument No. 2007000307558 in the Official Records of said County.

2

EXHIBIT B

DESCRIPTION OF LEASE

Office Lease (Building II) dated March 1, 2005, as amended by letter agreements dated March 31, 2006, August 18, 2006, September 18, 2006 and October 10, 2006, and as further amended by Amendment to Office Lease dated as of September   , 2015 (collectively, the “Lease”) covering certain premises located at 19500 Jamboree Road, Irvine, CA 92612-2457, as more particularly described in the Lease.

3